EXECUTION VERSION

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EMS Silver Inc.

EMS Silver Merger Sub Inc.

and

SMTC CORPORATION

Dated as of January 3, 2021

1

89887722_19

table of contents

Page

Article 1 THE MERGER	2
1.1.	The Merger2
1.2.	Closing of the Merger2
1.3.	Filing and Effective Time of the Merger3
1.4.	Organizational Documents3
1.5.	Directors3
1.6.	Officers3
Article 2 CONVERSION OF SECURITIES IN THE MERGER	3
2.1.	Conversion of Securities3
2.2.	Payment for Securities; Surrender of Certificates4
2.3.	Dissenting Shares7
2.4.	Treatment of Options, Restricted Stock Units and Company Equity Plans7
2.5.	Treatment of Warrants8
2.6.	Withholding Rights8
2.7.	Adjustments9
Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9
3.1.	Corporate Organization9
3.2.	Capitalization10
3.3.	Authority; Execution and Delivery; Enforceability11
3.4.	No Conflicts12
3.5.	SEC Documents; Financial Statements; Undisclosed Liabilities; Fairness13
3.6.	Absence of Certain Changes or Events15
3.7.	Proxy Statement15
3.8.	Legal Proceedings and Orders15
3.9.	Compliance with Laws16
3.10.	Permits17
3.11.	Employee Benefit Plans17
3.12.	Employee and Labor Matters19
3.13.	Environmental Matters21
3.14.	Real Property; Title to Assets22

i

89887722_19

3.15.	Tax Matters22
3.16.	Material Contracts25
3.17.	Intellectual Property27
3.18.	Broker’s Fees30
3.19.	Opinion of Financial Advisor30
3.20.	Insurance31
3.21.	FDA Regulatory Matters31
3.22.	Government Contracts31
3.23.	Indebtedness33
3.24.	No Other Representations or Warranties33
Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	34
4.1.	Corporate Organization34
4.2.	Authority, Execution and Delivery; Enforceability35
4.3.	No Conflicts35
4.4.	Litigation35
4.5.	Financing36
4.6.	Guarantee37
4.7.	Proxy Statement37
4.8.	Ownership of Company Capital Stock37
4.9.	Solvency37
4.10.	Ownership of Parent and Merger Sub38
4.11.	No Stockholder and Management and Other Arrangements38
4.12.	Brokers38
4.13.	Foreign Ownership, Control and Interest38
4.14.	No Other Representations and Warranties; Non-Reliance39
Article 5 COVENANTS	39
5.1.	Conduct of Business by the Company Pending the Closing39
5.2.	Access to Information; Confidentiality43
5.3.	No Solicitation44
5.4.	SEC Filings; Other Actions48
5.5.	Appropriate Action; Consents; Filings49
5.6.	Certain Notices51

89887722_19

5.7.	Public Announcements52
5.8.	Employee Benefit Matters52
5.9.	Indemnification54
5.10.	Financing.55
5.11.	Debt Financing Cooperation57
5.12.	Parent Agreements Concerning Merger Sub59
5.13.	Takeover Laws59
5.14.	Section 16 Matters59
5.15.	Stockholder Litigation60
5.16.	Stock Exchange Delisting60
5.17.	Resignation of Directors60
5.18.	Payoff Letters60
5.19.	Transfer Restrictions60
5.20.	Tax Benefits Plan60
Article 6 CONDITIONS TO CONSUMMATION OF THE MERGER	61
6.1.	Conditions to Obligations of Each Party Under This Agreement61
6.2.	Conditions to Obligations of the Company Under This Agreement61
6.3.	Conditions to Obligations of Parent and Merger Sub Under This Agreement61
Article 7 TERMINATION, AMENDMENT AND WAIVER	62
7.1.	Termination62
7.2.	Effect of Termination64
7.3.	Company Termination Fee65
7.4.	Parent Termination Fee66
7.5.	Payments; Limitation on Recourse68
7.6.	Amendment69
7.7.	Waiver69
Article 8 GENERAL PROVISIONS	69
8.1.	Non-Survival of Representations and Warranties69
8.2.	Fees and Expenses69
8.3.	Notices69
8.4.	Certain Definitions70
8.5.	Terms Defined Elsewhere80

89887722_19

8.6.	Headings82
8.7.	Severability82
8.8.	Entire Agreement82
8.9.	Assignment82
8.10.	No Third-Party Beneficiaries83
8.11.	Mutual Drafting; Interpretation83
8.12.	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury83
8.13.	Counterparts85
8.14.	Specific Performance85

89887722_19

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 3, 2021 (this “Agreement”), is made by and among EMS Silver Inc., a Delaware corporation (“Parent”), EMS Silver Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SMTC Corporation, a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, other than Dissenting Shares and Shares held by the Company, Parent, Merger Sub or their Subsidiaries.

B.The board of directors of each of Parent and Merger Sub has approved and declared it advisable for each of Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C.Parent as the sole stockholder of Merger Sub has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D.The board of directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E.Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

F.Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited Guarantee (the “Guarantee”) of H.I.G. Middle Market LBO Fund III, L.P., a Delaware limited partnership (the “Guarantor”), dated as of the date hereof, and pursuant to which the Guarantor has guaranteed payment of certain of Parent’s and Merger Sub’s obligations under this Agreement, on the terms and subject to the conditions set forth in the Guarantee.

G.Concurrently with the execution of this Agreement, the Company Board has (i) taken all necessary actions to cause the Tax Benefits Preservation Plan, dated as of December 29, 2014

89887722_19

150326672.16

(the “Tax Benefits Plan”), not to apply to this Agreement or the transactions contemplated herein and (ii) determined that neither Parent nor Merger Sub shall be considered an “Acquiring Person” for purposes of the Tax Benefits Plan.

H.Simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”) pursuant to which such stockholders will agree to take specified actions in furtherance of the Merger.

I.Simultaneously with the execution and delivery of this Agreement, Parent and certain employees of the Company are entering, and following the date hereof certain additional employees of the Company may enter,  into a Rollover and Contribution Agreement (the “Rollover Agreement”), pursuant to which the employees may contribute certain Shares (such Shares, “Rollover Shares”) to Parent prior to the Effective Time in exchange for, or otherwise purchase for cash, equity interests of Parent, in each case in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and the other certificates contemplated hereby, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

Article 1
THE MERGER

1.1.The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with Section 259 of the DGCL.  The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

1.2.Closing of the Merger.

The closing of the Merger (the “Closing”) will take place on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), remotely via the electronic exchange of documents and signatures, unless another date or place is agreed to in writing by the parties hereto.  Notwithstanding anything to the contrary, unless Parent otherwise provides notice that the Closing will occur on an earlier date, the Closing shall not occur prior to the date that is forty-five (45) days following the date hereof.  The date on which the Closing actually occurs is referred to as the “Closing Date”.

89887722_19

150326672.16

1.3.Filing and Effective Time of the Merger.  On the Closing Date, or on such other date as Parent and the Company may agree, Merger Sub or the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and make all other filings required under the DGCL.  The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

1.4.Organizational Documents.  At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Surviving Corporation will be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  In addition, the Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be the bylaws of Merger Sub prior to the Effective Time, and as so amended will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.5.Directors.  At the Effective Time, by virtue of the Merger, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time will become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.6.Officers.  The officers of the Company immediately prior to the Effective Time will continue as the officers of the Surviving Corporation from and after the Effective Time and each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article 2
CONVERSION OF SECURITIES IN THE MERGER

2.1.Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

2.1.1Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled or converted pursuant to Section 2.1.2 or Dissenting Shares) will be converted automatically into the right to receive $6.044 per Share (the “Merger Consideration”), payable net to each holder in cash, without interest, with the aggregate amount of such payment to each holder to be rounded to the nearest cent, subject to any withholding of Taxes required by applicable Law as provided in Section 2.4.3 or Section 2.6, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2.  As of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

89887722_19

150326672.16

2.1.2Cancellation of Treasury Shares and Parent-Owned Shares.  Each Share (other than Rollover Shares) held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of the Parent or Merger Sub), in each case, immediately prior to the Effective Time, will be automatically cancelled and will cease to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof. Each Rollover Share held by Parent (or any direct or indirect wholly owned subsidiaries of the Parent or Merger Sub) shall be, at Parent’s option, cancelled and cease to exist, or converted automatically and with no further action, into the same number of equity interests of the Surviving Corporation.

2.1.3Merger Sub Equity Interests.  Each outstanding share of capital stock of Merger Sub held immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.2.Payment for Securities; Surrender of Certificates.

2.2.1Paying Agent.  At or prior to the Effective Time, Parent will designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which will be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”).  Parent will cause to be paid the fees and expenses of the Paying Agent.  At the Closing and substantially concurrently with the Effective Time, Parent will cause to be deposited with the Paying Agent the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement.  Funds made available to the Paying Agent will, if Parent so elects, be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than five days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Section 2.2.  Parent will be responsible for ensuring that the Paying Agent has sufficient funds to make the payments contemplated pursuant to Section 2.1.  The earnings from such investments will be the sole and exclusive property of the Surviving Corporation, and no part of such earnings will accrue to the benefit of holders of Shares.

2.2.2Procedures for Surrender.

2.2.2.1.Certificates.  As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation will cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent, and will otherwise be in such form as Parent and the Paying Agent will reasonably agree; and (B) instructions for

89887722_19

150326672.16

effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2.5) in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2.5) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (less any required Tax withholdings as provided in Section 2.4.3 or Section 2.6), and any Certificate so surrendered will promptly be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and will have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  Until surrendered as contemplated hereby, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which will be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

2.2.2.2.Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, each registered holder of a non-certificated Shares represented by book-entry (“Book-Entry Shares”) will automatically upon the Effective Time be entitled to receive the Merger Consideration, and Parent will cause payment of the Merger Consideration with respect to Book-Entry Shares (less any required Tax withholdings as provided in Section 2.4.3 or Section 2.6) to be made to the person in whose name such Book-Entry Shares are registered promptly following the Effective Time (but in no event more than two Business Days thereafter) without any action on the part of the person in whose name such Book-Entry Shares are registered.  No interest will be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2.5) or in respect of any Book-Entry Share.  Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered will only be made to the Person in whose name such Book-Entry Shares are registered.  No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares.  Until paid or surrendered as contemplated hereby, each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which will be deemed to represent the

89887722_19

150326672.16

right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

2.2.3Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Agreement.

2.2.4Termination of Fund; Abandoned Property; No Liability.  Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2.2 prior to such time will thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.4.3 or Section 2.6, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2.2.  Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to the earlier of (i) the date five (5) years from the Closing Date and (ii) such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2.1 to pay for Shares for which appraisal rights have been perfected will be returned to the Surviving Corporation, upon demand.

2.2.5Lost, Stolen or Destroyed Certificates.  In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1.1.  Parent or the Paying Agent may, in their reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

89887722_19

150326672.16

2.3.Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded statutory appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration.  At the Effective Time, all Dissenting Shares will be cancelled and cease to exist, and the holders of Dissenting Shares will only be entitled to the rights granted to them under the DGCL.  If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.4.3 or Section 2.6.  The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands, or agree to do any of the foregoing.

2.4.Treatment of Options, Restricted Stock Units and Company Equity Plans.

2.4.1Treatment of Options.  At the Effective Time, each vested option to purchase Shares (each, a “Vested Company Option”) that is outstanding as of immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares then underlying the Vested Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Vested Company Option; provided, that any Vested Company Option with an exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration.  For the avoidance of doubt, each option to purchase Shares (each, a “Company Option”), or portion thereof, which, by its terms or action of the Company’s Board subject to Section 5.1.2, will automatically vest as a result of the Closing shall be treated as a “Vested Company Option” for purposes of this Section 2.4.1.

2.4.2Treatment of Restricted Stock Units.  At the Effective Time, each award of Company restricted stock units that has vested (each, a “Vested Company RSU”) and that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares then underlying such award of Vested Company RSUs, multiplied by (y) the Merger Consideration.  For the avoidance of doubt, each award of Company restricted stock units (each, a “Company RSU”), or portion thereof, which, by its terms or action of the Company’s Board subject to Section 5.1.2, will automatically vest as a result of the Closing shall be treated as a “Vested Company RSU” for purposes of this Section 2.4.2.  Any unvested Company RSUs will be terminated at the Closing for no consideration.

89887722_19

150326672.16

2.4.3Payment by Surviving Corporation.  The Surviving Corporation will, and Parent will cause the Surviving Corporation to, pay to the holders of Vested Company Options and Vested Company RSUs the amounts described in Sections 2.4.1 and 2.4.2 as promptly as practical but in any event no later than the first regularly scheduled payroll date of the Surviving Corporation that is at least three Business Days after the Closing Date.  The foregoing payments will be less Taxes required to be withheld with respect to such payments.

2.4.4Termination of Company Equity Plan and Rights under Equity Interests.  As of the Effective Time, the Company’s 2019 Incentive Plan and the Company’s 2010 Incentive Plan and any other equity or equity-based compensation plan maintained by the Company (the “Company Equity Plans”) will be terminated and no further Shares, Company Options, Company RSUs, other Equity Interests in the Company or other rights with respect to Shares will be granted under the Company Equity Plans.  Following the Effective Time, no Company Option, Company RSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time will remain outstanding and each former holder of any such Company Option, Company RSU, Equity Interest or other right will cease to have any rights with respect thereto, except the right to receive the applicable consideration set forth in this Section 2.4.

2.4.5Board Actions.  Prior to the Effective Time, the Company Board (or an authorized committee thereof) will adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonably efforts to obtain any required consents) to effectuate the provisions of this Section 2.4.  Not later than three (3) Business Days prior to the Effective Time, the Company shall provide Parent with drafts of all notices, resolutions, consents and other written actions as may be required to effectuate the provisions of this Section 2.4 for Parent’s reasonable review and comment.

2.5.Treatment of Warrants.  At the Effective Time, each warrant to purchase Shares (each a “Company Warrant”), whether or not exercisable, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares underlying the Company Warrant multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant; provided, that any such Company Warrant with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration will be canceled for no consideration.

2.6.Withholding Rights.  The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be (and any agent or Subsidiary thereof), will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law.  To the extent that amounts are so deducted or withheld, such amounts will be paid to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement will be paid through the applicable payroll system in accordance with applicable payroll procedures; provided that the Company will

89887722_19

150326672.16

withhold the full amount of the employee side of payroll taxes and will not reduce the amount so withheld pursuant to the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, and any similar provision of state, local or non-U.S. Law and any similar provisions of subsequent Law.

2.7.Adjustments.  In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares occurs as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration will be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.7 will be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the separate disclosure letter delivered by the Company to Parent and Merger Sub (the “Company Disclosure Letter”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that disclosure in the Company Disclosure Letter as to a specific representation or warranty will qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the reports, schedules, forms, statements, registration statements, prospectuses and other documents, including any amendments thereto, in each case, filed or furnished to the SEC between January 1, 2018 and the date which is two Business Days prior to the date hereof (the “Filed Company SEC Documents”) (other than any disclosures contained in the “Forward Looking Statements,” “Quantitative and Qualitative Disclosures about Market Risk” and “Risk Factors” sections of the Filed Company SEC Documents and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature but including any historical or factual matters disclosed in such sections); provided further, that disclosure in such Filed Company SEC Documents will not be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2 or 3.3, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1.Corporate Organization.  Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except with respect to the Company’s Subsidiaries where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the

89887722_19

150326672.16

properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The copies of the Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Filed Company SEC Documents, are true and complete copies of such documents as in effect as of the date of this Agreement.  The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.  None of the Company’s Subsidiaries is in violation of any of the provisions of the comparable organizational documents of any of the Company’s Subsidiaries, copies of which have been made available to Parent, except, in each case, for any such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.2.Capitalization.

3.2.1The authorized capital stock of the Company consists of 38,750,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of December 30, 2020 (the “Reference Date”), (i) 28,414,239 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 42,119 Shares were held in the treasury of the Company or by its Subsidiaries, (iii) 2,142,816 Shares were subject to outstanding Company Options, 439,000 Shares were subject to outstanding Company RSUs, and 651,949 Shares were subject to outstanding Company Warrants and (iv) no shares of Company Preferred Stock were issued and outstanding.  Except for such Company Options and Company RSUs under the Company Equity Plans and 651,949 Shares which are subject to outstanding Company Warrants, there are no options, restricted stock awards, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any, or make any payment based on the value of, shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company.  Since the Reference Date and prior to the date of this Agreement, except for the issuance of Shares pursuant to the exercise, vesting or settlement of Company Options or Company RSUs that were outstanding as of the Reference Date in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2.1.

3.2.2Section 3.2.2 of the Company Disclosure Letter sets forth, as of the Reference Date, each outstanding Company Option and Company RSU and to the extent applicable, the holder thereof, the grant date thereof, the number of shares issuable thereunder or subject thereto, the exercise price or purchase price and expiration date thereof, and the current vesting status and/or proposed vesting terms as of the Reference Date.  The Company has made available to Parent the vesting periods and forfeiture and other restrictions applicable to such Company Options and Company RSUs (including any accelerated vesting provisions).  Each Company Option and Company RSU (i) has been granted pursuant to a Company Equity Plan

89887722_19

150326672.16

and form of award agreement, in each case substantially in the forms made available to Parent, (ii) has been granted in material compliance with all applicable Laws and the requirements of the applicable Company Equity Plan and agreements thereunder, and (iii) may not be exercised, vest or settle with respect to more than one hundred percent (100%) of the Shares subject thereto.  All Shares subject to issuance under the applicable Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.  The Company does not have in place, nor is it subject to, a stockholder rights plan, “poison pill” or similar plan or instrument other than the Tax Benefits Plan.

3.2.3Section 3.2.3 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary.  None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person.  Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Subsidiary of the Company.

3.3.Authority; Execution and Delivery; Enforceability.

3.3.1The Company has all necessary power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is or, pursuant to the terms hereof, will be a party, to perform and comply with each of its obligations under this Agreement and such other agreements and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions.  The execution and delivery by the Company of this Agreement and such other agreements, the performance and compliance by the Company with each of its obligations herein and therein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions.  The Company has duly and validly

89887722_19

150326672.16

executed and delivered this Agreement and each other agreement contemplated hereby to which it is a party and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement and such other agreements, this Agreement and such other agreements each constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

3.3.2The Company Board, at a meeting duly called and held at which all members of the Company Board were present, unanimously adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption, and (v) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”), (vi) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger, this Agreement, the other agreements contemplated hereby, and the Transactions, and (vii) electing that the Merger not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may be applicable to this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way.

3.3.3Subject to the accuracy of Section 4.8, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger or the other Transactions.  To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions.  The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”).  No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4.No Conflicts.

3.4.1The execution and delivery of this Agreement, and the consummation of the Transactions, does not and will not, and the performance of this Agreement or the other agreements contemplated hereby, including the Merger, by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4.2 have been obtained and all filings and notifications described in Section 3.4.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or approval under, result in any breach of or any loss of any benefit under,

89887722_19

150326672.16

constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.4.2The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company and its Subsidiaries, as applicable, with any of the terms or provisions hereof and the other agreements governing the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) any applicable requirements of any Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iv) notice to the Directorate of Defense Trade Controls pursuant to 22 C.F.R. § 122.4, (v) notice to the Defense Counterintelligence and Security Agency under Section 1-302(g) of the National Industrial Security Program Operating Manual (“NISPOM”), and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5.SEC Documents; Financial Statements; Undisclosed Liabilities; Fairness.

3.5.1The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since December 31, 2018 (the reports, schedules, forms, statements, registration statements, prospectuses and other documents filed or furnished to the SEC and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”).  None of the Subsidiaries of the Company is required to make any filings with the SEC or any comparable regulator in any other jurisdiction.

3.5.2As of its respective filing date (or, if amended or superseded prior to the Reference Date, on the date of such filing) each Company SEC Document complied, or if not yet filed or furnished will comply, in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not, or if not yet filed or furnished will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5.3The consolidated financial statements of the Company included in the Filed Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Filed Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the

89887722_19

150326672.16

periods referred to in the Filed Company SEC Financial Statements, and were prepared, or if not yet filed or furnished will be prepared, in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of unaudited Filed Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

3.5.4Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct.  For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of the its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.  The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents.

3.5.5Since December 31, 2018, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Company’s and its Subsidiaries’ independent registered accountant has identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s preparation of financial statements or internal control over financial reporting, or (iii) any claim or allegation regarding any of the foregoing.  The Company, based on its most recent evaluation of internal control over financial reporting, has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.  For purposes of this Section 3.5.5, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

3.5.6The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Filed Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Filed Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

89887722_19

150326672.16

3.5.7Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

3.6.Absence of Certain Changes or Events.  Since December 30, 2019 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  Since December 30, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1.3, 5.1.4, 5.1.6, 5.1.7, 5.1.8, 5.1.9, 5.1.11, 5.1.12, 5.1.15 (except all references to $150,000 are replaced with $200,000), 5.1.17, 5.1.18 or 5.1.19 were the Company to take such an action after the date hereof.

3.7.Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC, the date it is first mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein).  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8.Legal Proceedings and Orders.  There are no, and since January 1, 2018, there have been no, Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect nor, to the Knowledge of the Company, is the Company, any of its Subsidiaries or any director, officer, employee or independent contractor of the foregoing under investigation by any Governmental Entity except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  There is no Order enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

89887722_19

150326672.16

3.9.Compliance with Laws

3.9.1Neither the Company, any of its Subsidiaries, directors, officers, Affiliates, nor, to the Knowledge of the Company, any employees or agents is a Sanctions Target.  The Company and its Subsidiaries are, and since January 1, 2018, have at all times been, in compliance with International Trade Laws in all material respects.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctions Target in each case directly or indirectly, including through any of their distributors, agents or other persons acting on their behalf.

3.9.2The operations of the Company and its Subsidiaries are and, since January 1, 2018, have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).

3.9.3The Company has not received written notice of any action, suit, proceeding or investigation against it with respect to International Trade Laws or Money Laundering Laws from any Governmental Entity at any time since January 1, 2018.

3.9.4The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, and other Representatives are in compliance in all material respects with and since January 1, 2018 have complied in all material respects with (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, and (iii) the provisions of all anti-bribery and anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries (collectively, “Anti-Corruption Laws”).  Without limiting the foregoing, since January 1, 2018, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, their respective officers, directors, and other Representatives have paid, received, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Government Official or any other Person for the purpose of improperly influencing any act or decision of such official or of any Governmental Entity or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect of the Anti-Corruption Laws.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, their respective officers, directors, and other Representatives has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to Anti-Corruption Laws, and no investigation, review, audit, or inquiry by any Governmental Entity or any other Person with respect to Anti-Corruption Laws is pending or threatened.  Each of the Company and its Subsidiaries have in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Anti-Corruption Laws, Money Laundering Laws and International Trade Laws.

89887722_19

150326672.16

3.10.Permits.  The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, clearances, registrations, product listings, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2018, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11.Employee Benefit Plans.

3.11.1Section 3.11.1 of the Company Disclosure Letter sets forth a true and complete list of all material Company Benefit Plans (other than any employment contracts or consultancy agreements for employees or consultants who are natural persons that (i) are terminable by the Company or any of its Subsidiaries “at will” and do not provide for severance benefits or other termination-related payments or benefits or (ii) are in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of sixty (60) days or such longer period as is required by applicable Law).

3.11.2With respect to each Company Benefit Plan identified on Section 3.11.1 of the Company Disclosure Letter, copies of the following have been made available to Parent (to the extent applicable to such Company Benefit Plan): (i) the current plan document and all amendments thereto, or, in the case of an unwritten Company Benefit Plan, a written description thereof; (ii) all trust agreements, insurance contracts, and annuity contracts serving as funding vehicles for such Company Benefit Plan, in each case, as currently in effect; (iii) the most recent summary plan description, and any summaries of material modifications related thereto, distributed to participants in such Company Benefit Plan, (iv) the most recent annual report on Form 5500 (and all schedules and attachments thereto) required to be filed with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the IRS; and (vi) all material non-routine correspondence to or from any Governmental Entity relating to such Company Benefit Plan since January 1, 2018.

3.11.3Each Company Benefit Plan has been established, maintained, funded, operated, and administered in all material respects in accordance with its terms and in compliance with all applicable Laws.  To the Knowledge of the Company, no other party to any Company Benefit Plan is in material breach or material default thereunder.

89887722_19

150326672.16

3.11.4Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, all contributions, premiums, or other payments that are required to have been paid or are due to (or with respect to) any Company Benefit Plan have been timely paid.

3.11.5Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and, to the Company’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any trust associated therewith.

3.11.6Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any other Person has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that is subject to ERISA or the Code.

3.11.7No material claim or Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Company Benefit Plan, including any audit or inquiry by any Governmental Entity (other than routine benefits claims, appeals of such claims, and domestic relations order Proceedings).

3.11.8Neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to be subject to, any material Tax or penalty under Section 4980B, 4980D or 4980H of the Code.

3.11.9None of the Company, any of its Subsidiaries, or any Company ERISA Affiliate has, at any time during the past six years, sponsored, maintained, contributed to or been obligated to contribute to, and none of the Company, any of its Subsidiaries, or any Company ERISA Affiliate has any actual or contingent liability under or with respect to (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA, that is or was subject to ERISA, (iii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, that is or was subject to ERISA, or (iv) any “multiple employer plan” within the meaning of Section 413(c) of the Code, that is or was subject to ERISA.

3.11.10Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) will (i) entitle any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries to any compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans or otherwise, except for amounts specifically paid pursuant to this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) or increase of compensation or benefits under any of the Company Benefit Plans, (iii) directly or indirectly cause or require the Company

89887722_19

150326672.16

to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any Company Benefit Plan, or (v) directly or indirectly, result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Section 4999 of the Code.

3.11.11No Company Benefit Plan provides, and the Company has not promised to provide, post-employment medical or life insurance benefits to any current or former director, officer, employee or individual independent contractor or any their dependents, other than as required by Law.

3.11.12Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in material compliance with Section 409A of the Code and applicable guidance of the Department of Treasury and the IRS.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any additional Tax imposed under Section 409A or 4999 of the Code.

3.11.13(i) Each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (each such plan, a “Non-U.S. Company Benefit Plan”) that is intended to qualify for special Tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities, (ii) each Non-U.S. Company Benefit Plan required to be registered has been registered and, except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, has been maintained in good standing with applicable regulatory authorities, and (iii) no Non-U.S. Company Benefit Plan is a defined benefit pension plan.

3.12.Employee and Labor Matters.

3.12.1(i) Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to, a collective bargaining agreement or other Contract with any Union, and no such agreement is being negotiated by the Company or any of its Subsidiaries and (ii) no employee of the Company or any of its Subsidiaries is represented by a Union.  Since January 1, 2018, with respect to any employee of the Company and its Subsidiaries, there have not been, and there are no pending or, to the Knowledge of the Company, threatened (a) representation or certification proceedings or unfair labor practice complaints, grievance or charges brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (b) Union organizing efforts or campaigns or (c) labor strikes, disputes, lockouts, slowdowns, stoppages, picketing, or other organized work interruption or similar material labor-related grievances.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will require the consent of, consultation with, or advance notification to, any Union, other than any consultation or notification that would be immaterial to the consummation of the Merger.

3.12.2Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its

89887722_19

150326672.16

Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wage payment (including overtime and minimum wage) and withholding and deductions, wages and hours, child labor, immigration and work authorizations, background checks and drug testing, classification and payment of employees and independent contractors, pay equity, non-harassment and non-retaliation in employment, family and medical leave, occupational health and safety, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance.  There are not, and since January 1, 2018, there have not been, any material Proceedings pending, or to the Knowledge of the Company, threatened, by or before any Governmental Entity against or affecting the Company or any of its Subsidiaries, concerning employment-related matters or brought by or on behalf of any current or former applicant, employee or independent contractor of the Company or any of its Subsidiaries, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.12.3Neither the Company nor any of its Subsidiaries has, since January 1, 2018, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act or would otherwise trigger notice requirements or liability under any foreign, state or local plant closing notice law.

3.12.4True and complete information as to the name, current job title and annual base compensation for all current employees of the Company and its Subsidiaries has been provided to Parent.  To the Knowledge of the Company, as of the date hereof, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12)-month period following the date hereof.  As of the date hereof, no executive or key employee of the Company or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration. Since January 1, 2018, no current or former employer or independent contractor has notified the Company or any Subsidiary of an allegation of sex-based discrimination, sexual harassment or sexual misconduct by any director, officer, executive, manager, or supervisor of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no director, officer, or executive of the Company or any of its Subsidiaries has been subject to any such allegation.

3.12.5The Company and each of its Subsidiaries has made commercially reasonable efforts to comply with all applicable guidance published by the World Health Organization and the Centers for Disease Control and Prevention concerning workplace and employee health and safety practices related to the COVID-19 pandemic.

3.12.6For purposes of this Section 3.12, “employees” include employees of Entrada Group De Mexico S de RL de CV (“Entrada”) whose primary work location is in the Company’s or its Subsidiaries’ facility in Mexico and employees of Foreign Enterprise Service Company (“FESCO”) whose primary work location is in the Company’s or its Subsidiaries’ facility in China (collectively, the “Foreign Employees”); provided that any representation or warranty in

89887722_19

150326672.16

Section 3.12.1(ii) and (a)-(c) above in respect of such Foreign Employees is to the Knowledge of the Company.

3.13.Environmental Matters.  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

3.13.1The Company and each of its Subsidiaries (i) is in, and since January 1, 2018, has been in, compliance with all, and is not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.

3.13.2There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials, including but not limited to any notification or request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.

3.13.3Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party, has treated, stored, disposed of, arranged for disposal of, transported or Released any Hazardous Materials at, under or from the Company Owned Real Property or the Company Leased Real Property (or any other real property now or formerly leased, owned or operated by the Company or any of its Subsidiaries) in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to any liability of the Company or any Subsidiary pursuant to any Environmental Law, including liability or responsibility for any investigatory, corrective or remedial obligations.

3.13.4None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.13.5The Company has made available all material environmental audits, reports and other material environmental documents relating to the Company or any of its Subsidiaries that are in the Company’s possession or under its reasonable control, including documents that regard the compliance of the Company or any of its Subsidiaries with Environmental Laws or the environmental condition of any of the Company Owned Real Property or Company Leased Real Property or any other real property currently or formerly owned by the Company or any of its Subsidiaries.

89887722_19

150326672.16

3.14.Real Property; Title to Assets.

3.14.1Section 3.14.1 of the Company Disclosure Letter sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property.  The Company or any of its Subsidiaries, as the case may be, holds good and valid fee title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

3.14.2Section 3.14.2 of the Company Disclosure Letter sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto.  No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens.

3.14.3The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

3.14.4The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15.Tax Matters.

3.15.1All income and other material Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely and properly filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects.

3.15.2Each of the Company and its Subsidiaries has timely and properly paid all material amounts of Taxes due and owing by it and has withheld and timely paid to the proper Governmental Entity any material Taxes required to be withheld from amounts owing to, or

89887722_19

150326672.16

collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), in each case, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries and, if such Taxes have been asserted by a Governmental Entity, such Taxes are being contested in good faith.

3.15.3No material deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn, or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company.

3.15.4No audit, examination, investigation or other proceeding with respect to any income or other material Taxes of the Company or any of its Subsidiaries is pending, in progress or, to the Knowledge of the Company, threatened in writing.

3.15.5No written claim has been made by any Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be required to file income or other material Tax Returns or subject to income or other material taxation in that jurisdiction.

3.15.6Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect.

3.15.7Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

3.15.8Neither the Company nor any of its Subsidiaries is a party to or bound by any income or other material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

3.15.9Neither the Company nor any of its Subsidiaries (i) have been a member of a consolidated tax group (or any analogous combined, affiliated, or unitary group defined under state, local or foreign Law), other than such a group of which the Company or one of its Subsidiaries has been the common parent, or (ii) has any liability for income or other material Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by any contract, or otherwise (other than pursuant to an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

3.15.10Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i)

89887722_19

150326672.16

change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or use of an improper method of accounting in each case prior to the Closing, (ii) installment sale, any intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount or deposit received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (v) Taxes due under Section 965 of the Code, or (vi) gross income under Sections 951 or 951A of the Code as a result of activities or earnings prior to the Closing.

3.15.11The Company is not and has not been for the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.15.12There are no Liens for material Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.

3.15.13Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

3.15.14The unpaid Taxes of the Company and its Subsidiaries did not as of the date of the most recent Filed Company SEC Financial Statements exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Filed Company SEC Financial Statements (rather than in any notes thereto). Since the date of the most recent Filed Company SEC Financial Statements until the date hereof, the Company and its Subsidiaries have not incurred any material liability for Taxes outside the ordinary course of business.

3.15.15Since December 31, 2019, neither the Company nor any of its Subsidiaries has made, changed or revoked any material Tax election; elected or changed any material method of accounting for Tax purposes or Tax accounting period; amended any income or other material Tax Return; filed any income or other material Tax Return in a manner materially inconsistent with past practice; surrendered any right to, or filed any claim for, a material Tax refund; settled any dispute, audit, investigation, proceeding or claim in respect of material Taxes; entered into any contractual obligation in respect of income or other material Taxes with any Governmental Entity or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries.

3.15.16Neither the Company or any of its Subsidiaries has (i) made any election to defer any payroll Taxes under the CARES Act or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

3.15.17Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or otherwise under applicable

89887722_19

150326672.16

Law) or otherwise has an office or a fixed place of business in a country other than a country in which it is organized.

3.15.18No Subsidiary of the Company organized outside the United States has (i) an investment in “United States property” within the meaning of Section 956 of the Code, or (ii) a United States real property interest within the meaning of Section 897 of the Code.

3.15.19No Subsidiary of the Company is, and neither the Company nor any Subsidiary of the Company holds an interest in, any passive foreign investment company within the meaning of Section 1297 of the Code.

3.16.Material Contracts.

3.16.1Section 3.16.1 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):

3.16.1.1.Contracts with any of the top 20 largest suppliers by purchases made by the Company or any of its Subsidiaries during the 12-month period ended September 30, 2020 (the “Material Suppliers”);

3.16.1.2.Contracts with any of the top 10 largest customers by purchases made by such customer during the 12-month period ended September 30, 2020 (the “Material Customers”);

3.16.1.3.Contracts not listed elsewhere that provide for the payment or receipt of more than $5,000,000 during the 12-month period ended September 30, 2020, or which by their terms requires such payment or receipt in the 12-month period ending December 31, 2021;

3.16.1.4.Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

3.16.1.5.Contracts (i) pursuant to which the Company or its Subsidiaries has acquired the right to use any Intellectual Property that is material to the business of the Company or its Subsidiaries (excluding any open source or free software, and any Software Programs that are generally commercially available) or (ii) that materially affect the use or enforcement by the Company or its Subsidiaries of any Company Owned Intellectual Property (including exclusive licenses, settlement agreements, covenants not to assert, and consents to use), excluding confidentiality or non-disclosure agreements, agreements with employees or contractors and any Contracts that are non-exclusive to the Company and, in each case, entered into in the ordinary course of business;

89887722_19

150326672.16

3.16.1.6.the lease agreements of the Company or any of its Subsidiaries that pertain to each parcel of Company Leased Real Property (each, a “Company Lease Agreement”);

3.16.1.7.Contracts containing (A) a covenant materially restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights in respect of the business of the Company or any of its Subsidiaries;

3.16.1.8.Contracts (i) comprising indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of or in respect of any debt securities issued by any other Person, (ii) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries; or (iii) constituting a “keep well” or other agreement to maintain any financial statement condition of another person, except, in each case, for any such contract or agreement between the Company and any of its Subsidiaries;

3.16.1.9.Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries;

3.16.1.10.any Contract that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) that was entered into after January 1, 2015 or pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding;

3.16.1.11.any collective bargaining agreement or other Contract with any Union;

3.16.1.12.any Contract to which the Company or any of its Subsidiaries is a party with any officer, employee, independent contractor or director of the Company or any of its Subsidiaries that provides for the payment of annual base compensation of the specifically identified persons on Schedule 3.16.1.12 and any other employee who receives annual base compensation in excess of $200,000;

3.16.1.13.except Contracts relating to sales to customers made in the ordinary course of business, any Contract which requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $100,000;

89887722_19

150326672.16

3.16.1.14.each material Contract to which the Company or any of its Subsidiaries is a party entered into since January 1, 2018 in connection with the settlement or other resolution of any actual or threatened Proceeding, in each case in which the Company or its Subsidiaries made or received a payment in excess of $100,000;

3.16.1.15.any other Contract or group of related Contracts with the same counterparty (or Affiliate thereof) that, individually or in the aggregate, if terminated or subject to a default by any party thereto, would have or would reasonably be expected to have a Company Material Adverse Effect; or

3.16.1.16.any Contract between the Company or any of its Subsidiaries, on the one hand, and any holder of Shares or any of its or their respective directors, officers or Affiliates (other than agreements solely between the Company and its wholly owned Subsidiaries or as set forth in Section 3.16.1 of the Company Disclosure Letter, but including, without limitation, any arrangement which would be required to be disclosed under Item 404 of Regulation S-K of the SEC).

3.16.2Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16.1 of the Company Disclosure Letter or Section 3.22 of the Company Disclosure Letter (Government Contracts) or filed or required to be filed as exhibits to the Company SEC Documents as “material contracts” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (in each case, excluding any Company Benefit Plan) (the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract and (iv) neither the Company nor its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice that any party intends to terminate, cancel, or not renew any Company Material Contract.  Other than any Company Material Contracts filed as exhibits to the Company SEC Documents, the Company has made available to Parent a true, complete and unredacted copy of each of the Company Material Contracts.

3.17.Intellectual Property.

3.17.1Section 3.17.1 of the Company Disclosure Letter sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name

89887722_19

150326672.16

registrations, in each case that are included within the Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”).  All items of Company Registered Intellectual Property are in material compliance with all formal legal requirements and have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company or one of its Subsidiaries have permitted to expire or has cancelled or abandoned in its reasonable business judgment.  The Company Registered Intellectual Property is valid, subsisting and enforceable, provided that the foregoing representation and warranty is made to the Company’s Knowledge with respect to any pending patent or trademark applications included in the Company Registered Intellectual Property.  No Proceeding (including any opposition, cancellation, interferences, inter partes review, or re-examination) is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

3.17.2Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) is the sole owner of and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), (ii) has the right to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by the Company and its Subsidiaries, and (iii) will continue to own or have the right to use the Company Owned Intellectual Property immediately following the Closing to the same extent as prior to the Closing.

3.17.3Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Material Intellectual Property.

3.17.4Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person and since January 1, 2018 has not infringed, misappropriated, diluted, or otherwise violated the Intellectual Property rights of any Person.  Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2018 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person).  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the period commencing on January 1, 2018 and ending on the date of this Agreement, there has been no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, which has not since been resolved, alleging that the Company or any of its Subsidiaries infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property rights of any Person.  To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Person is infringing, misappropriating, diluting or

89887722_19

150326672.16

otherwise violating, (ii) nor has any Person infringed, misappropriated, diluted or otherwise violated, any Company Owned Intellectual Property.  Neither the Company nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice since January 1, 2018 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

3.17.5Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use is and has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Material Intellectual Property.

3.17.6The Company and its Subsidiaries take and have taken commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and the security of their material Software Programs, websites and systems (including the confidential data transmitted thereby or stored therein), including implementing a policy requiring employees and contractors who are reasonably expected to receive access to trade secrets to sign nondisclosure agreements and all employees who develop material Intellectual Property for the Company or its Subsidiaries to execute enforceable written agreements assigning all rights to such Intellectual Property to the Company or its Subsidiaries.

3.17.7Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any product or service currently developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries (the “Products”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Product performs substantially in accordance with its documented specifications.  To the Knowledge of the Company, the Products do not contain and have not contained any Malicious Code.  The Company and its Subsidiaries use industry standard methods (but it no event less than reasonable methods) intended to detect and prevent Malicious Code that may be present in the Products.

3.17.8Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, network equipment, switches, endpoints, Software Programs, platforms, firmware and other computer hardware and related information technology or outsourced services that are owned, leased, licensed, operated, or otherwise used by the Company and its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and the Company or its applicable Subsidiary will continue to lawfully own, lease, license or have access to such rights immediately after the Closing.  To the Company’s Knowledge, during the period commencing on January 1, 2018 and ending on the date of this Agreement, there has been no Security Breach of, unauthorized access to, unauthorized use of, or

89887722_19

150326672.16

Malicious Code in, any of the IT Systems or any product offerings of the Company or any of its Subsidiaries.  The Company and its Subsidiaries have each implemented, and currently maintain, commercially reasonable data security, data backup, data storage, data recovery, system redundancy, disaster avoidance and recovery procedures with respect to the IT Systems.  The Company and its Subsidiaries test such plans and procedures on a regular basis, and, to the Knowledge of the Company, such plans and procedures have been proven effective in all material respects upon such testing.

3.17.9The Company and its Subsidiaries maintain written policies and procedures regarding privacy and data security and maintain reasonable organizational, administrative, technical, and physical safeguards intended to protect Personal Data under their possession or control from unauthorized access.  To the Knowledge of the Company, the Company and its Subsidiaries have not suffered incidents of, or Third Party claims alleging, (a) Security Breaches, or (b) any unauthorized or unlawful access, acquisition, loss of, misuse (by any means), disclosure or Processing of any Personal Data or confidential business information maintained by the Company or by any Third Party service provider on behalf of the Company or its Subsidiaries and used or held for use by or on behalf of the Company or its Subsidiaries.  Neither the Company nor its Subsidiaries have notified in writing, or been required by applicable Law, Governmental Entity or other Information Privacy Laws to notify in writing, any Person of any Security Breach in each case that has permitted or resulted in any unauthorized access to or disclosure of Personal Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with (i) applicable Information Privacy Laws, (ii) all privacy and security standards applicable to the industry in which the Company and its Subsidiaries operate or to its products and services, including any restrictions applicable to government contractors, the Payment Card Industry Data Security Standard (PCI DSS), and any restrictions to which the Company agrees to comply or has publicly attested to or affirmed its compliance, (iii) the Company’s and its Subsidiaries’ own internal and external-facing privacy policies, and (iv) all their obligations relating to the collection, protection, storage, use, processing, transfer, or disposition of data under all Contracts to which the Company or any of its Subsidiaries is party.  No Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Laws.

3.18.Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.  The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the foregoing.

3.19.Opinion of Financial Advisor.  Lincoln International LLC, the Company’s financial advisor, has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of Shares (other than Shares held by Parent or any

89887722_19

150326672.16

Affiliate of Parent) pursuant to and in accordance with this Agreement is fair from a financial point of view to such holders.

3.20.Insurance.  The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such reasonably insurable risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries.  With respect to each insurance policy that is material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in material breach or default (including any breach or default with respect to the payment of premiums), and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy.  Except for such matters as are not material to the Company or its Subsidiaries, and excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to the Company’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any of its Subsidiaries since December 31, 2018.

3.21.FDA Regulatory Matters.

3.21.1The Company and its Subsidiaries are, and since January 1, 2018, have at all times been, in compliance with all FDA Laws as applied to the conduct of its business, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21.2Neither the Company nor any of its Subsidiaries has received any written Form FDA-483, notice of adverse finding, warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other written notice from the FDA or any other Governmental Entity.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary has made all notifications, submissions, responses and reports required by FDA Laws or any other Law, including such obligation arising under any administrative, enforcement or regulatory action, inspection, warning letter, notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity and all such notifications, submissions and reports were correct and complete in all material respects as of the date of submission to the FDA or any comparable Governmental Entity.

3.21.3To the Knowledge of the Company, no product distributed or sold by or on behalf of the Company or any Subsidiary has been either voluntarily or involuntarily seized, withdrawn, recalled, detained or subject to a suspension of manufacturing or sale as a result of a violation of an FDA Law.

3.22.Government Contracts.  Section 3.22 of the Company Disclosure Letter lists each (i) Government Contract of the Company and its Subsidiaries which is in effect.  The Company and its Subsidiaries do not have any Government Contract Bids outstanding directly with a Governmental Entity.  All of the Government Contracts listed on Section 3.22 of the Company

89887722_19

150326672.16

Disclosure Letter are valid, binding on the Company or its Subsidiaries, in full force and effect and, to the Knowledge of the Company, were legally awarded.

3.22.1Except as set forth in Section 3.22.1 of the Company Disclosure Letter, none of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material breach of or default under (or is alleged in writing, to be in breach of or default under), or has provided or received any notice of termination or default, or cure notice or show cause notice under any Government Contract.  The Company and its Subsidiaries have not received any written notice that (i) the parties to any Government Contract will not fulfill their obligations thereunder in all material respects, or (ii) that any of its Government Contract counterparties has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.  None of the Company or its Subsidiaries’ Government Contracts have been terminated since January 1, 2018, other than as a result of final completion in accordance with its terms.

3.22.2Neither the Company nor any of its Subsidiaries is in possession of government-owned property, including tooling and test equipment, provided under, or for which the Company or its Subsidiaries would be held accountable under, the Government Contracts.

3.22.3The Company and its Subsidiaries has not delivered to the U.S. Government under any Government Contract any Company proprietary technical data or Software (i.e., developed exclusively at private expense) unless it properly notified the U.S. Government in accordance with the terms of such Government Contracts and FAR and DFARS regulations that the U.S. Government’s rights were limited or restricted.

3.22.4The Company and its Subsidiaries have complied in all material respects with all terms and conditions of each such Government Contract and with the requirements of all Laws pertaining to each such Government Contract.

3.22.5There have been no claims, cost disallowances or payment withholds or setoffs against (except payment withholds in the ordinary course of business as provided by the payment terms of such Government Contract), and to the Knowledge of the Company, there have been no material misrepresentations by the Company or its Subsidiaries arising under or related to any such Government Contract.

3.22.6All test and inspection results, if any, provided by the Company or its Subsidiaries to any Governmental Entity or to any other Person pursuant to a Government Contract, or as a part of the delivery to any Governmental Entity or other Person pursuant to a Government Contract were complete and correct in all material respects as of the date so provided and, to the Knowledge of the Company, the Company and its Subsidiaries have provided all test and inspection results to the Governmental Entity or to any other Person pursuant to each such Government Contract as required by Law and the terms of such Government Contract.

3.22.7To the Knowledge of the Company, none of the Company, any of its Subsidiaries or their respective officers and directors, nor any of their respective other Representatives has been the subject of any investigations, reviews, audits, or inquiries by a

89887722_19

150326672.16

Governmental Entity related to any Government Contract, and no investigation, review, audit, or inquiry by any Governmental Entity or any other Person with respect to any Government Contract is pending or threatened.  Except as set forth in Section 3.22.7 of the Company Disclosure Letter, or as has not had and would not reasonably be expected to have a material and adverse effect, each of the Company and its Subsidiaries have in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Government Contracts.

3.22.8Since November 8, 2018, the Company and its Subsidiaries (i) have not been awarded and have not submitted a bid for any Government Contract with a term that expires after the Closing Date under which the Company certified or represented that it was a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law; (ii) to the Knowledge of the Company, has not been identified or otherwise included in any subcontracting plan or similar plan as a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or a women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law by any prime contractor providing services to any Governmental Entity; and (iii) none of the Company or its Subsidiaries’ Government Contracts listed on Section 3.22 of the Company Disclosure Letter were awarded to the Company or its Subsidiaries as small business set-asides, HUBZone small business set-asides, veteran-owned small business set asides, service disabled veteran owned set asides, small disadvantaged set-asides or any other similar federal, state or local government set-aside.

3.22.9Section 3.22.9 of the Company Disclosure Letter sets forth the number of personnel security clearances issued by the U.S. Government and the level of such clearances and all facility security clearances used or held for use by the Company and its Subsidiaries.  All requisite personnel security clearances and facility security clearances are valid and in full force and effect, and the Company and its Subsidiaries are in compliance with all applicable requirements under each of its Government Contracts relating to the safeguarding of and access to classified information and all applicable Laws and regulations regarding national security, including the NISPOM.  To the Knowledge of the Company, there is no proposed or threatened termination of any such facility or personnel security clearances.

3.23.Indebtedness.  The Company and its Subsidiaries have no liabilities in respect of Indebtedness except as set forth on Section 3.23 of the Company Disclosure Letter.  For each item of Indebtedness, Section 3.23 of the Company Disclosure Letter sets forth the debtor, the Contract governing the Indebtedness, the principal amount of the Indebtedness as of December 30, 2020, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness (and all Contracts governing all related Liens).  Except as set forth on Section 3.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability in respect of a guarantee of any Indebtedness or other liability of any other Person (other than the Company or its other Subsidiaries).

3.24.No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 3 and the other certificates and agreements contemplated

89887722_19

150326672.16

hereby, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 or the other certificates and agreements hereby.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the separate disclosure letter delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that disclosure in the Parent Disclosure Letter as to a specific representation or warranty qualifies any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1.Corporate Organization.  Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2.Authority, Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party.  The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein

89887722_19

150326672.16

and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party.  Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3.No Conflicts.

4.3.1The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.3.2Assuming the accuracy of the representations and warranties of the Company in Section 3.4 and the other certificates and agreements contemplated hereby, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) as required or advisable under any applicable Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4.Litigation.  There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent

89887722_19

150326672.16

Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5.Financing.

4.5.1Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and Equity Commitment Letters as in effect on the date hereof (with, in the case of the Debt Commitment Letter and any related Debt Fee Letter, only the fee amounts, interest rates, original issue discount, economic and other “market flex” terms or commercially sensitive information redacted, none of which redacted provisions would be reasonably expected to adversely affect the amount, conditionality, availability, timing or termination of the Debt Financing on the Closing Date).  As of the date hereof, neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to funding of the Debt Financing and Equity Financing, other than as set forth in the Commitment Letters and, in the case of the Debt Financing, for the Debt Fee Letter (including any “market flex” provisions set forth therein).

4.5.2As of the Closing Date, subject to the terms and conditions set forth in the Commitment Letters and in this Agreement and assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.3 and the conditions set forth in the Commitment Letters, the aggregate proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the Transactions, including the payment of the Merger Consideration on the Closing Date and all related fees and expenses and prepayment of debt under the Credit Facilities.  To Parent’s knowledge as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect.  As of the date hereof, the Commitment Letters in the form so delivered are in full force and effect against Parent and represent a valid, binding and enforceable obligation of Parent and, to Parent’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Commitment Letters as of the date hereof and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).  Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under any of the Commitment Letters.  As of the date hereof, assuming the representations and warranties made by the Company in Article 3 are true and correct in all material respects and the satisfaction of the conditions set forth in Section 6.1 and 6.3, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters or that the full amount of the Financing will not be made on a timely basis. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date are the conditions set forth in the Commitment Letters as of the date hereof.  As of the date hereof, assuming the representations and warranties made by the Company in Article 3 are true and correct in all material respects and the satisfaction of the

89887722_19

150326672.16

conditions set forth in Section 6.1 and 6.3, Parent has no reason to believe that (i) any of such conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date.

4.5.3Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Merger is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.6.Guarantee.  Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guarantee dated as of the date hereof.  The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

4.7.Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).

4.8.Ownership of Company Capital Stock.  None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof.  Neither Parent nor Merger Sub nor any of its “affiliates” or “associates” is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9.Solvency.  As of the Effective Time, assuming (i) the satisfaction of all conditions to Parent’s obligation to consummate the Transactions, or the waiver of such conditions, (ii) the accuracy, in all material respects, of the representations and warranties set forth in Article 3 and the certificates and agreements contemplated hereby (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar materiality qualifiers set forth therein) and the compliance, in all material respects, by the Company and its Subsidiaries with the covenants contained in this Agreement and (iii) the most recent financial forecasts of the Company and its Subsidiaries delivered to Parent having been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the consummation of the Transactions and the consummation of the Financing, the Surviving Corporation will be solvent.  For purposes of this Section 4.9, the term “solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as

89887722_19

150326672.16

of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors (including a reasonable estimate of the amount of contingent liabilities); (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature (including a reasonable estimate of the amount of contingent liabilities).  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

4.10.Ownership of Parent and Merger Sub.  All of the outstanding Equity Interests of Parent and Merger Sub have been duly authorized and validly issued.  All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent.  Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.11.No Stockholder and Management and Other Arrangements.  Except for this Agreement and the Rollover Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its subsidiaries, businesses or operations from and after the Effective Time.  None of Parent, Merger Sub or any of their respective Affiliates has entered into any Contract with any commercial bank prohibiting or seeking to prohibit such commercial bank from providing or seeking to provide debt financing to any person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger (other than customary and ordinary “tree” arrangements).

4.12.Brokers.  Except for the financial advisors’ fees disclosed in writing to the Company prior to the date hereof, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.13.Foreign Ownership, Control and Influence.  Each of Parent and Merger Sub is not a foreign person as defined by 31 C.F.R. § 800.224 or 22 C.F.R. § 120.16 and no foreign person as so defined has control, as defined by 31 C.F.R. § 800.208, over Parent or Merger Sub or has the authority or ability to establish or direct the general policies or day-to-day operations of Parent or Merger Sub. Each of Parent and Merger Sub is not a foreign interest as defined at Appendix C of the National Industrial Security Program Manual, DOD 5220.22-M.

89887722_19

150326672.16

4.14.No Other Representations and Warranties; Non-Reliance.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3 or the other agreements and certificates delivered in connection herewith.  Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or Representatives will not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective Affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3.

Article 5
COVENANTS

5.1.Conduct of Business by the Company Pending the Closing.  Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly required by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations, and (iii) pay its debts in the ordinary course of business in a manner consistent with past practice and uncontested Taxes when due; provided, that, notwithstanding anything herein to the contrary, the Company and each of its Subsidiaries may take (or refrain from taking) all such actions as they determine are reasonably necessary or advisable in light of the then-current operating conditions and developments as a result of COVID-19; provided, that, neither the Company nor any of its Subsidiaries shall take or omit to take any action in respect of COVID-19 which would otherwise

89887722_19

150326672.16

require Parent’s consent pursuant to this Section 5.1 without first consulting with Parent (which, for clarity, action or inaction will not require Parent’s consent unless otherwise required under Sections 5.1.1 to 5.1.22, inclusive, which consent shall be deemed to be given if the action is required by Law or at the direction of a Governmental Entity, or if Parent fails to respond within 24 hours after confirmed receipt of such request).  Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated by any other provision of this Agreement, the Company will not, and will not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

5.1.1amend its certificate of incorporation or bylaws or equivalent organizational documents (including, for the avoidance of doubt, any certificate of designation of any class or series of preferred stock or any similar instrument);

5.1.2issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs or Company Warrants, in each case outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

5.1.3sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets (including any product, product segment or business unit) of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts set forth in the Company Disclosure Letter, (ii) the sale, purchase or non-exclusive license of inventory, property and goods or the provision of services, in the ordinary course of business consistent with past practice, (iii) obsolete or worn out equipment, or (iv) property or assets not deemed by the Company to be material to the business and having a value less than $100,000;

5.1.4sell, assign, pledge, transfer, license, abandon, lease, encumber, abandon, permit to lapse, or otherwise dispose of any Company Material Intellectual Property, except for non-exclusive licenses in the ordinary course of business consistent with past practice, nor disclose any of its material trade secrets to a third party other than pursuant to a confidentiality agreement;

5.1.5declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

89887722_19

150326672.16

5.1.6reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company or pursuant to the terms of Company Options or Company RSUs outstanding as of the date hereof in accordance with their terms;

5.1.7merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company;

5.1.8acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

5.1.9incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of the Company) for borrowed money, except for revolving credit borrowings under the Company’s Credit Facilities (as in effect on the date of this Agreement) for working capital purposes or Equipment Leases for purchase money equipment financing, in each case, in the ordinary course of business and consistent with past practice;

5.1.10make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of the Company), in excess of $100,000 in the aggregate;

5.1.11except to secure indebtedness and other obligations under the Credit Facilities or Equipment Leases, create or incur any Lien on any material assets of the Company or its subsidiaries other than (A) Permitted Liens or (B) Liens granted in connection with the Credit Facilities, Equipment Leases, and leases and other financing arrangements entered in the ordinary course;

5.1.12make any loans or advances to, guarantees for the benefit of, or enter into any other material transaction with any director, officer, employee or individual independent contractor of the Company or its Subsidiaries, other than advances for business, travel-related, relocation or other similar expenses in accordance with any currently existing Company policy;

5.1.13terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract or any Government Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

5.1.14make any capital expenditure or series of related capital expenditures in excess of the Company’s capital expenditure budget attached to Section 5.1.14 of the Company Disclosure Letter, other than capital expenditures or series of related capital expenditures that are not, individually or in the aggregate, in excess of $160,000;

89887722_19

150326672.16

5.1.15except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, (B) increase the salary, wages, or bonuses payable to any director, officer, employee or individual independent contractor of the Company or its Subsidiaries, except, (1) with respect to employees of the Company or its Subsidiaries who are not Executive Officers and whose annual base compensation is less than $150,000 after giving effect to such increases, increases in the ordinary course of business consistent with past practice and (2) the payment of bonuses or commissions in the ordinary course of business consistent with past practice for completed performance periods based on actual performance, (C) establish, adopt, amend or terminate any Company Benefit Plan except for amendments to broad-based Company Benefit Plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan or the liability of the Company or any of its Subsidiaries with respect to such plan, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan (including with respect to Company Options and Company RSUs), (E) grant any new awards, or amend or modify the terms of any outstanding awards (including any Company Options or Company RSUs), (F) hire, engage or terminate (other than for cause) any director, officer, employee or individual independent contractor with annual base compensation in excess of $150,000, (G) hire or terminate the employment of any Executive Officer other than for cause, or (H) communicate with the officers, directors, employees or individual independent contractors of the Company or any of its Subsidiaries with respect to the compensation, benefits or other treatment they will receive following the Effective Time except for such communication approved by Parent in advance of such communication and communications consistent with those already made by Parent;

5.1.16institute any reductions in force or layoffs, put any employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of any employees;

5.1.17negotiate, enter into, amend or extend any a collective bargaining agreement or other Contract with any Union, except as required by Law after providing prior written notice to Parent;

5.1.18make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

5.1.19compromise, settle or agree to settle any Proceeding other than, subject to Section 5.15, compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

5.1.20except as required by applicable Law, (i) make, change or revoke any material Tax election, (ii) elect or change any material method of accounting for Tax purposes or Tax accounting periods, (iii) file any amended Tax Return with respect to any material Taxes, (iv) agree to any extension of the statute of limitations in respect of any material Tax claim or

89887722_19

150326672.16

assessment, (v) surrender any right to claim a material Tax refund, (vi) prepare any income or other material Tax Return in a manner materially inconsistent with past practice, (vii) settle or compromise any material Tax dispute, audit, investigation, proceeding, claim, assessment or liability, (viii) incur any material Taxes outside the ordinary course of business, or (ix) enter into any contractual obligation in respect of income or other material Taxes with any Governmental Entity;

5.1.21Except as permitted by Section 5.1.15, enter into any Contract that both (i) would be a Company Material Contract if entered into prior to the date hereof and (ii) contains a change in control or similar provision that would trigger a consent right in favor of the counterparty in connection with the Merger; or

5.1.22authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2.Access to Information; Confidentiality.

5.2.1From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company will, and will cause each of its Subsidiaries to (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, management, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request and (iii) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the U.S. federal or state securities Laws to the extent such report, schedule, registration statement or other document is not available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system; provided, that such access may be provided remotely to the extent the Company determines necessary or advisable in light of the COVID-19 pandemic.  Nothing in this Section 5.2.1 will be construed to require the Company to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in the loss of attorney-client privilege (but the Company will use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company or any of its Subsidiaries is a party or (C) breach, contravene or violate any applicable Law.  Notwithstanding the foregoing, in the event that the Company does not provide access or disclose information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or violate the applicable Law, rule, regulation, order, judgment, decree or binding agreement, including entering into a joint defense agreement, common interest agreement or other similar arrangement.

89887722_19

150326672.16

5.2.2The Confidentiality Agreement, dated September 17, 2020, by and between the Company and H.I.G. Middle Market, LLC (the “Confidentiality Agreement”) will apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives.  For the avoidance of doubt, the parties acknowledge that (i) Parent and Merger Sub are each a “Representative” of H.I.G. Middle Market, LLC under the Confidentiality Agreement.

5.3.No Solicitation.

5.3.1Except as expressly permitted by and subject to this Section 5.3, from and after the date hereof, the Company will, and will cause its Subsidiaries and their respective Representatives to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any Third Party and its Affiliates and Representatives that may be ongoing with respect to, or which may reasonably be expected to lead to, any Acquisition Proposal, (y) promptly request any such Third Party to promptly return or destroy all confidential information furnished by or on behalf of the Company and its Subsidiaries in accordance with the Acceptable Confidentiality Agreements and (z) terminate access by any Third Party and its Affiliates and Representatives to any data room (virtual, online or otherwise) maintained by or on behalf of the Company and its Subsidiaries.  Except as expressly permitted by and subject to this Section 5.3, from and after the date hereof, or, if earlier, until the termination of this Agreement in accordance with Article 7, the Company will not, and will cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to the submission of any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions), (C) provide any non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (D) waive, terminate, modify, fail to enforce or release any Person (other than Parent, Merger Sub and their respective Affiliates and Representatives) under any “standstill” or similar agreement or obligation (other than a limited waiver under any confidentiality or similar agreement in existence prior to the date hereof, to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company), or exempt any person (other than Parent, Merger Sub and their respective Affiliates and Representatives) from the restrictions under Takeover Laws, (E) enter into any acquisition agreement with respect to any Acquisition Proposal, or (F) formally propose, resolve or agree to do any of the foregoing.  Without limiting the foregoing, it is agreed that any breach of the restrictions set forth in this Section 5.3.1 by any Representative or Affiliate of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3.1 by the Company.

5.3.2Except as expressly permitted by this Section 5.3, from and after the date hereof until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof will (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) withdraw, change or qualify or propose to

89887722_19

150326672.16

publicly withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) approve or cause the Company to enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) fail to publicly recommend against any tender offer or exchange offer for the equity securities of the Company, or (vi) formally resolve or agree to do or publicly propose to do any of the foregoing (any action set forth in the foregoing clauses (i) to (v) of this sentence, a “Change of Board Recommendation”).

5.3.3Notwithstanding anything to the contrary contained in Sections 5.3.1 and 5.3.2, if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval (i) the Company has received, after the date hereof, a bona fide written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not otherwise result from a breach or, in accordance with the last sentence of Section 5.3.1, deemed breach, of Section 5.3.1 (other than a breach that is immaterial and unintentional) and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then subject to providing prior written notice of its decision to take such action to Parent as promptly as practicable after such determination was reached (and in any event, no later than 24 hours thereafter) and compliance with Section 5.3.4, the Company may (1) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to one or more Acceptable Confidentiality Agreements and (2) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, that any information concerning the Company or its Subsidiaries to be provided or made available to any Third Party will, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub concurrently with or promptly following such time as it is provided or made available to such Third Party.

5.3.4From and after the date hereof, the Company will promptly (and in any event within 24 hours) notify Parent in the event that the Company receives any Acquisition Proposal.  The Company will notify Parent promptly (and in any event within 24 hours) of a summary of the material terms of the Acquisition Proposal, including the identity of the Person who submitted such Acquisition Proposal.  Without limiting the foregoing, the Company will promptly (and in any event within 24 hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and thereafter will keep Parent reasonably informed of the status and material terms of any such proposals and any material changes to the status of any such discussions or negotiations, and provide to Parent as soon as practicable after receipt or delivery thereof with un-redacted copies of all transaction documents (if any) and copies of any other documents evidencing or specifying the terms or conditions of such Acquisition Proposal.

5.3.5Notwithstanding anything to the contrary contained in Sections 5.3.1 or 5.3.2, if the Company has received after the date hereof a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, and such Acquisition Proposal did not result

89887722_19

150326672.16

from a breach or, in accordance with the last sentence of Section 5.3.1, deemed breach, of Section 5.3.1 (other than a breach that is immaterial and unintentional), the Company Board may at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 7.1.6, in either case if the Company Board determines in good faith after consultation with its outside counsel and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company and subject to the requirements of this Section 5.3.5.  The Company may not effect a Change of Board Recommendation pursuant to this Section 5.3.5 or terminate this Agreement pursuant to Section 7.1.6 unless the Company has provided to Parent at least three Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice will include an unredacted copy of such Superior Proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into by the Company in respect of such Superior Proposal and, if applicable and to the extent received by the Company, financing documentation), and:

5.3.5.1.during the Notice Period, if requested by Parent, the Company will have, and will have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

5.3.5.2.the Company Board will have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and have determined in good faith, after consultation with its financial advisors and outside counsel, that the Superior Proposal would continue to constitute a Superior Proposal and that the failure to take such action would continue to be inconsistent with its fiduciary duties to the stockholders of the Company if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal (including any change in purchase price), the Company must deliver a new written notice to Parent and must again comply with the requirements of this Section 5.3.5 with respect to such new written notice, except that the Notice Period will be two Business Days with respect to any such new written notice.

5.3.6Notwithstanding anything to the contrary contained in this Section 5.3, the Company Board may at any time prior to the receipt of the Company Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board determines in good faith, after consultation its financial advisors and outside counsel, that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the

89887722_19

150326672.16

stockholders of the Company, but such Change of Board Recommendation will not occur until a time that is after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Board Recommendation and provided that (A) during such four-Business Day period the Company has negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and (B) at the end of such four-Business Day period, the Company Board maintains its determination described in this clause (ii) (after taking into account any adjustments offered in writing by Parent to the material terms and conditions of this Agreement).

5.3.7Nothing contained in this Section 5.3 will prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that the Company may only make any such disclosure that constitutes a Change of Board Recommendation in compliance with Section 5.3.5 or 5.3.6, as the case may be.  The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a Change of Board Recommendation.

5.3.8For purposes of this Agreement:

5.3.8.1.“Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a Third Party concerning, whether in a single transaction or a series of transactions, (A) a merger, consolidation or other business combination transaction or series of related transactions involving the Company, (B) any direct or indirect sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, recapitalization, spin-off or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 20% or more of the consolidated assets, based on their fair market value as determined in good faith by the Company Board, or net revenue of the Company and its Subsidiaries, (C) any issuance by the Company to, or any acquisition by any, Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, any class of equity securities of the Company representing 20% or more of the voting power or Shares of the Company, or (D) any combination of the foregoing (in each case, other than the Merger).

5.3.8.2.“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that is material to the Company and its Subsidiaries (I)(a) that first occurs after the date of this Agreement which (i) is unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval or (b) that occurred

89887722_19

150326672.16

prior to the date of this Agreement which (i) was known or reasonably foreseeable by the Company Board as of the date of this Agreement, but the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement and (ii) which consequences became known to or by the Company Board prior to the receipt of the Company Stockholder Approval; and (II) does not involve or relate to (a) an Acquisition Proposal, (b) changes in the trading price or trading volume of Shares (provided that the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred), (c) any overachievement by the Company or any of its Subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such overachievement may be taken into account in determining whether an Intervening Event has occurred), (d) any COVID-19-related developments (e.g., a vaccine), or (e) any development or change in the industries the Company and its Subsidiaries operate in as a whole that have not had or would not reasonably be expected to have a disproportionate effect on the Company.

5.3.8.3.“Superior Proposal” means a bona fide written Acquisition Proposal (except that the references therein to “20%” will be replaced by “50%”) that did not result from a breach by the Company of Section 5.3 (other than a breach that is immaterial and unintentional), and that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Company Board considers in good faith to be appropriate (including, among other things, if appropriate, the identity of the Third Party making such Acquisition Proposal, all financial, regulatory, legal and other aspects of such proposal and the conditionality, timing and likelihood of consummation of such proposal), is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any proposed changes with respect to such Superior Proposal and the Proposed Changed Terms).

5.4.SEC Filings; Other Actions.

5.4.1As promptly as reasonably practicable after the execution of this Agreement (and in any event within 15 Business Days after the date of this Agreement, subject to extension by agreement of the parties, not to be unreasonably withheld, conditioned or delayed) the Company will prepare and file the Proxy Statement with the SEC, which will, subject to Section 5.3, include the Company Board Recommendation.  Parent and Merger Sub, and their counsel, will be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company will give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel.  The Company will use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement; provided, that the Company is not obligated to mail the definitive Proxy Statement to the Company’s stockholders prior to the date that is five calendar days after the date hereof.  The Company will provide

89887722_19

150326672.16

Parent and its counsel with copies of any written comments, and provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto.  Parent and its counsel will be given a reasonable opportunity to review and comment on drafts of the Proxy Statement, SEC comments with respect thereto and any other documents related to the Company Meeting, and the Company will give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel.  Parent and Merger Sub will furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their Affiliates as promptly as practicable after the date hereof.

5.4.2Subject to the other provisions of this Agreement, the Company will, as reasonably promptly as practicable after the date hereof: (i) take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following, and in any event no more than 60 calendar days after, the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”); and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, will include the Company Board Recommendation in the Proxy Statement.  The Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and will not postpone or adjourn the Company Meeting other than (A) to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval, if necessary, (B) if the Company is required to postpone or adjourn the Company Meeting by applicable Law, (C) if there has been a Change of Board Recommendation and the Company Board has determined in good faith, after consultation with outside counsel, that the Company’s stockholders should be provided with additional time to evaluate any information or disclosure that the Company has made available to such stockholders, (D) with the consent of Parent, or (E) if a quorum has not been established.  In the event of a Change of Board Recommendation, the Company nevertheless will continue to submit this Agreement to the stockholders of the Company for approval at the Company Meeting unless this Agreement has been terminated in accordance with its terms prior to the Company Meeting.

5.5.Appropriate Action; Consents; Filings.

5.5.1The Company and Parent will, and will cause their respective Affiliates to, make or cause to be made (i) all required HSR Act notifications within 15 Business Days after the date of this Agreement, and (ii) all filings required under any other applicable Competition Laws with respect to the Transactions as promptly as practicable.  Subject to Parent’s obligations under this Section 5.5.1, Parent will control the coordination of any applications, notifications or filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Competition Laws.

5.5.2Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using

89887722_19

150326672.16

reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including those in connection with applicable Competition Laws), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws) (provided, that neither the Company nor any of its Subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value for the purposes of obtaining any such third party consents in excess of $200,000 in the aggregate without the prior consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned), (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement, and (v) cause their Affiliates to execute and deliver any notices, filings or applications required to be filed with any Governmental Entity in connection with the Merger and the Transactions.  Each of the parties will, and will cause their respective Affiliates to, furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, the Company and Parent will have the right to review in advance, and to the extent practicable each will consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the Transactions.  In exercising the foregoing rights, each of the Company and Parent will act reasonably and as promptly as practicable.  Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, will provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions.

5.5.3None of the parties hereto will: (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would reasonably be expected to delay or impede the ability of the parties to consummate the Transactions, or (ii) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive

89887722_19

150326672.16

agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity seeking an Order prohibiting the consummation of the Transactions, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) materially delay or prevent the consummation of the Transactions.

5.5.4Nothing contained in this Agreement gives Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.  Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.5.5Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall any Parent Related Party (as defined below) be required to take any of the following actions: proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of its and its Affiliates’ assets, properties and businesses and of the assets, properties and businesses of the Company or any of its Subsidiaries, (B) the termination, modification or extension of existing relationships and contractual rights and obligations of it, its Affiliates, the Company, or any of its Subsidiaries, (C) the establishment or creation of relationships and contractual rights and obligations of it, its Affiliates, the Company, or the Company Subsidiaries, (D) the termination of any relevant venture or other arrangement, (E) the forced removal of any direct or indirect investor of any Parent Related Party, (F) prohibiting any person from directly or indirectly investing in any Parent Related Party, or (G) any other change or restructuring of any Parent Related Party, the Company, or any of its Subsidiaries or taking any actions that would reasonably be expected to have a material and adverse impact on the Company, any Subsidiary of the Company, or any Parent Related Party.

5.6.Certain Notices.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party will give prompt notice to the other parties if any of the following occur: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (ii) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (iii) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied.  Any such notice pursuant to this Section 5.6 will not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure (other than any such failure which is a Willful and Material Breach) to make such notice (in and of itself) will not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

89887722_19

150326672.16

5.7.Public Announcements.  So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, will not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.  Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 will not apply to any public release or public announcement (i) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3 (or made or proposed to be made by Parent in response thereto) or (ii) in connection with any dispute between the parties regarding this Agreement or the Transactions.  The press release announcing the execution and delivery of this Agreement will not be issued prior to the approval of each of the Company and Parent.  The Company will file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits.  The Company will provide Parent with a draft of such Form 8-K and attachments for Parent’s prior to such filing, and will consider in good faith any comments provided by Parent.  Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, to the extent consistent with prior public disclosures by the Parties made in accordance with this Section 5.7.

5.8.Employee Benefit Matters.

5.8.1During the period commencing at the Closing Date and ending on the date that is 12 months following the Closing Date, Parent will provide or cause the Parent Subsidiaries, including the Surviving Corporation and its Subsidiaries, to provide to each employee of the Company and its Subsidiaries as of the Closing (each a “Continuing Employee”) who is not represented by a Union for so long as such Continuing Employee continues employment with Parent or any Parent Subsidiary, including the Surviving Corporation and its Subsidiaries, (i) a base salary or wage rate, as applicable that is not less favorable than the base salary or wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) annual cash bonus opportunities (excluding retention and change in control related bonus opportunities) that are not less favorable than those provided to such Continuing Employee immediately prior to the Closing, and (iii) broad-based employee benefits (excluding any equity award compensation, equity-based, change in control, retention, defined benefit pension, retiree medical or similar benefits (“Excluded Benefits”)) that are substantially comparable in the aggregate to the broad-based employee benefits (other than Excluded Benefits) provided to such Continuing Employee immediately prior to the Closing.

5.8.2Without limiting the generality of Section 5.8.1, from and after the Closing, Parent will, or will cause the Parent Subsidiaries, including the Surviving Corporation, to,

89887722_19

150326672.16

assume, honor and continue during the period ending on the date that is 12 months following the Closing Date or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements provided, notwithstanding the foregoing, the same may be amended from time to time in accordance with their respective terms.

5.8.3Parent and its Subsidiaries (including, the Surviving Corporation and its Subsidiaries) will use commercially reasonable efforts to treat, and will use commercially reasonable efforts to cause each plan, program, policy, practice and arrangement sponsored or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) on or after the Closing Date and in which any Continuing Employee (or the spouse, domestic partner or dependent of any Continuing Employee) participates or is eligible to participate (each, a “Parent Plan”) to treat, for all purposes (including for purposes of determining eligibility to participate, vesting, benefit accrual, and level of benefits), all service with the Company and its Subsidiaries (and any predecessor employers if the Company, any of its Subsidiaries or any Company Benefit Plan provides past service credit) as service with Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries); provided, that (i) such service need not be taken into account to the extent it would result in duplication of benefits, (ii) such service need not be taken into account with respect to any Parent Plan that is a “defined benefit plan,” as defined in Section 3(35) of ERISA or for purposes of any other Excluded Benefits, and (iii) such service need only be taken into account to the same extent and for the same purpose as such service was credited under the corresponding Company Benefit Plan.

5.8.4Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) will use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence-of-insurability requirements, pre-existing condition limitations, and other exclusions and limitations regarding the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not imposed under the corresponding Company Benefit Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by such Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Company Benefit Plan during the plan year of such Company Benefit Plan in which occurs the later of the Closing Date and the date on which such Continuing Employee begins participating in such Parent Plan.

5.8.5Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) will be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 will create such rights in any such individuals or any current or former director, officer, employee or individual independent contractor of the Company, Parent or any of their Subsidiaries, or in any other Person (other than the parties to this Agreement), to enforce the provisions of this Section 5.8.  Nothing contained in this Agreement will: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries

89887722_19

150326672.16

to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any specific employee plans, programs, or arrangements; (iii) limit in any way the right of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend or terminate any specific Company Benefit Plan or other employee benefit plan, program, policy, agreement or arrangement at any time; or (iv) amend, waive or create any Company Benefit Plans or other employee benefit plans, programs, policies, agreements or arrangements.

5.9.Indemnification.

5.9.1From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify, defend and hold harmless, and will advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

5.9.2Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in its certificates of incorporation, bylaws or other organizational documents will survive the Merger and continue in full force and effect in accordance with their terms.  For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to, and the Surviving Corporation will, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period will continue until the final disposition of such Proceeding.

5.9.3For six years from and after the Effective Time, Parent and the Surviving Corporation will be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any

89887722_19

150326672.16

event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 500% of the annual premiums paid as of the date hereof by the Company for such insurance (such 500% amount, the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance reasonably obtainable for an annual premium equal to the Maximum Premium.  The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies that cannot be terminated, altered or reduced have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with such coverage at least at existing amounts for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions.

5.9.4In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will, and will cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign will expressly assume the obligations set forth in this Section 5.9.

5.9.5The provisions of this Section 5.9 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement.  The obligations of Parent under this Section 5.9 will not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee will have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies will be third party beneficiaries of this Section 5.9).

5.9.6Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10.Financing.

5.10.1Parent will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain the Debt Financing, including using reasonable best efforts to:

89887722_19

150326672.16

5.10.1.1.maintain in effect the Debt Commitment Letter and not, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), permit any amendment or modification to be made to, consent to any waiver of any provision or remedy under, and replace the Debt Commitment Letter, if such amendment, modification, waiver or replacement (a “Restricted Commitment Modification”): (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) to an amount less than the amount necessary to consummate the Merger (unless the Equity Financing is increased by a corresponding amount) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to materially (1) delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto when required pursuant to this Agreement (provided, that (x) Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof; and (y) at the Company’s reasonable request, Parent will keep the Company reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements, and will promptly furnish to the Company copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement);

5.10.1.2.cause the Equity Financing to be consummated upon satisfaction (or waiver) of the conditions contained in the Equity Commitment Letter that are within its control;

5.10.1.3.satisfy on a timely basis (or obtain a waiver of) all conditions to the Debt Financing and the Equity Financing that are within its control;

5.10.1.4.negotiate, execute and deliver Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), subject to any amendments or modifications thereto that would not constitute a Restricted Commitment Modification; and

5.10.1.5.in the event that the conditions set forth in the Debt Commitment Letter and Sections 6.1 and 6.3 have been satisfied or, by its terms upon funding would be satisfied, cause the Financing Sources to fund the full amount of the Debt Financing contemplated to be provided on the Closing Date at or prior to the Closing.

5.10.2Parent will (i) consult with and keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and (ii) promptly provide the Company with copies of all executed material amendments, modifications or replacements of any Debt Commitment Letter or executed material definitive agreements related to any of the Financing at

89887722_19

150326672.16

the reasonable request of the Company.  Parent will give the Company prompt notice of the receipt of any written notice or other written communication from any Person with respect to any actual or alleged breach or repudiation by any party to the Commitment Letters of which Parent or its Affiliates becomes aware.  Without limiting Parent’s other obligations under this Section 5.10, if a Financing Failure Event occurs or at any time Parent in good faith believes that it will not be able to or it is not reasonably likely to be able to obtain all or any part of the Debt Financing, in each case, to the extent such portion is necessary to consummate the transactions contemplated by this Agreement (giving effect to any increase in the Equity Financing), Parent will (i) promptly notify the Company of such Financing Failure Event or circumstance and the reasons therefor, (ii) use its reasonable best efforts to obtain (on terms not less favorable to Parent (as determined by Parent in good faith) as those set forth in the Debt Commitment Letter and the Debt Fee Letter as of the date hereof) alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the Equity Financing, and the available portion of the Debt Financing, to pay the Merger Consideration and consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) use its reasonable best efforts to obtain, and when obtained, provide the Company with a copy of, a replacement debt financing commitment that provides for such alternative financing (with only the fee amounts, interest rates, original issue discount, economic and other “market flex” terms or commercially sensitive information redacted (none of which redacted provisions would be reasonably expected to adversely affect the amount, conditionality, availability, timing or termination of the Debt Financing on the Closing Date)).

5.10.3Upon any such amendment, replacement, supplement or modification of the Commitment Letters in accordance with this Section 5.10, all references herein to “Commitment Letter” or “Debt Commitment Letter”, as applicable, will include and mean such documents as so amended, replaced, supplemented or modified in accordance with this Section 5.10 and references to “Financing”, or “Debt Financing”, as applicable, will include and mean the financing contemplated by such Commitment Letter as so amended, replaced, supplemented or modified in accordance with this Section 5.10.

5.11.Debt Financing Cooperation.

5.11.1The Company will use reasonable best efforts to, and to cause their respective officers, employees, advisors, including legal, financial and accounting advisors and other representatives (collectively, the “Company Representatives”) to, provide cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Parent; provided, that the Company will in no event be required to provide such assistance that will unreasonably interfere with its business operations.  Such assistance will include the following, each of which will be at Parent’s written request and sole cost and expense:

5.11.1.1.participation by the senior management team of the Company and the Company Representatives in a reasonable number of meetings, presentations and sessions with prospective lenders and rating agencies;

5.11.1.2.assisting Parent with preparation of materials for rating agency presentations and bank information memoranda to the extent reasonable and customary;

89887722_19

150326672.16

5.11.1.3.cooperating reasonably with the Financing Sources’ due diligence, to the extent reasonable and customary;

5.11.1.4.cooperating reasonably to facilitate discussions with the Company’s existing lending and investment banking relationships;

5.11.1.5.providing access and information reasonably requested by Parent to allow to permit the prospective Persons involved in the Debt Financing to evaluate the Company, including the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, in each case, upon reasonable advance notice and at times and locations to be agreed and as necessary and customary for financings similar to the Debt Financing;

5.11.1.6.providing (a) at least four (4) Business Days prior to the Closing Date, documentation and other information reasonably requested by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations; (b) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of Liens securing the Debt Financing or other customary certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiary will be subject to the occurrence of the Closing; (c) customary certificates or other documents and instruments as may be reasonably requested by Parent, as in each such case, necessary and customary in connection with the Debt Financing; and (d) customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Liens of the Company in accordance with the Debt Commitment Letter, subject to the occurrence of the Closing; and

5.11.1.7.to the extent reasonably requested by Parent, assisting in the preparation of definitive financing documents as customarily required by the Financing Sources (including with respect to preparation of schedules and customary certificates).

Notwithstanding the foregoing, (A) no obligation of the Company or any of its Subsidiaries under any certificate, agreement, document or instrument (other than the authorization and representation letters referred to above) will be effective until the Closing, (B) none of the Company or any of its Subsidiaries will be required to take any action under any such certificate, agreement, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Effective Time, and (C) in no event will this Section 5.11.1 be deemed or construed to require cooperation to the extent such cooperation would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of the COVID-19 pandemic (provided, that

89887722_19

150326672.16

the Company will use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety).

5.11.2Parent shall use its commercially reasonable efforts to provide the Company with the ability to review any projections or forward-looking financial statements (except to the extent prepared by or on behalf of the Company) contained in any marketing materials prepared after the date of this Agreement, if any, used in connection with any syndication of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction; provided, that the Company will communicate in writing its comments, if any, to Parent and its counsel within three Business Days after drafts are provided to the Company.  The Company will not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its Affiliates upon the termination of this Agreement.  The Company will not be required to deliver or cause the delivery of any legal opinions or, other than as specified in clause (a) above, reliance letters in connection with the Debt Financing.

5.11.3Parent will indemnify and hold harmless the Company and its Subsidiaries, and each of the Company Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing, including pursuant to Section 5.11.1 (the “Reimbursement Obligations”); provided, that the foregoing will not apply in the Company’s or its Subsidiaries’, or any of their respective Company Representatives’, willful misconduct, intentional misrepresentation, fraud, or gross negligence.  Parent will promptly reimburse the Company for all reasonable and documented out-of-pocket third-party costs and expenses incurred by the Company in connection with the assistance set forth in Section 5.11.

5.11.4The Company consents to the use of its and its Subsidiaries’ logos by Parent, the Financing Sources and their Representatives in connection with the Debt Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

5.12.Parent Agreements Concerning Merger Sub.  Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.13.Takeover Laws.  If any state Takeover Law becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board will take all action reasonably available to it to render such Takeover Law inapplicable to the foregoing.

5.14.Section 16 Matters.  Prior to the Effective Time, the Company and Parent will take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual

89887722_19

150326672.16

who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15.Stockholder Litigation.  The Company will give Parent the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the Transactions, including the Merger.  The Company will promptly notify Parent of any such litigation (including by providing copies of all pleadings with respect thereto) and will keep Parent reasonably and promptly informed with respect to the status thereof.  The Company will not offer or enter into settlement with respect to any such litigation without the prior written consent of Parent (not to be unreasonably withheld, delayed, or conditioned in connection with an action that may delay or interfere with the Closing of the Merger).

5.16.Stock Exchange Delisting.  The Surviving Corporation will cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company will reasonably cooperate with Parent with respect thereto.

5.17.Resignation of Directors.  Prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company and each of its Subsidiaries, effective as of the Effective Time.

5.18.Payoff Letters.  The Company shall deliver to Parent by no later than two (2) Business Days prior to the Closing Date customary payoff letters (the “Payoff Letters”) in connection with the repayment of all outstanding indebtedness under the Credit Facilities, which Payoff Letters shall provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary Lien releases.

5.19.Transfer Restrictions.  The Company agrees, with respect to each stockholder that is a party to any Voting Agreement, that if any such stockholder attempts to Transfer (as defined in the Voting Agreement), vote or provide any other person with the authority to vote any shares the capital stock of the Company owned by such stockholder other than in compliance with the Voting Agreement, the Company shall not, to the extent a holder of record, (a) permit any such Transfer (as defined in the Voting Agreement) on the Company’s books and records, (b) issue a new certificate representing any of the shares of such capital stock or permit any book entries for any such Transfer (as defined in the Voting Agreement) with respect to any such shares of such capital stock that are in uncertificated form or (c) record such vote.

5.20.Tax Benefits Plan.  The Company shall not take any action to affect the inapplicability of the Tax Benefits Plan to this Agreement or the transactions contemplated hereby or to revoke the determination that neither Parent nor Merger Sub shall be considered an “Acquiring Person” for purposes of the Tax Benefits Plan.

89887722_19

150326672.16

Article 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1.Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

6.1.1The Company Stockholder Approval will have been obtained at the Company Meeting.

6.1.2The consummation of the Merger will not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there will not be in effect any Law enacted or promulgated by any Governmental Entity that prevents the consummation of the Merger.

6.1.3(i) Any applicable waiting period, together with any extensions thereof, under the HSR Act will have expired or been terminated, and (ii) any waiting period, together with any extension thereof, under any other applicable Competition Law (including, but not limited to, those set forth in Section 6.1.3 of the Company Disclosure Letter) will have expired or been terminated and, if applicable, any affirmative approval of a Governmental Entity required under any applicable Competition Law will have been obtained under such applicable Competition Law.

6.2.Conditions to Obligations of the Company Under This Agreement.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

6.2.1The representations and warranties of Parent and Merger Sub contained in this Agreement will have been true and correct as of the date of this Agreement and will be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

6.2.2Parent and Merger Sub will have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

6.2.3Parent will have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.3.Conditions to Obligations of Parent and Merger Sub Under This Agreement.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

89887722_19

150326672.16

6.3.1Each representation and warranty of the Company (i) contained in Sections 3.1 (Corporate Organization), 3.3 (Authority; Execution and Delivery; Enforceability), and 3.18 (Broker’s Fees) will have been true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), (ii) contained in Sections 3.2 (Capitalization) and 3.23 (Indebtedness) will have been true and correct at and as of the Closing Date as though made on the Closing Date, except (A) for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) or (B) inaccuracies which would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount, and (ii) otherwise set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar materiality qualifications contained therein, will be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

6.3.2The Company will have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date.

6.3.3A Company Material Adverse Effect will not have occurred since the date of this Agreement.

6.3.4The Company will have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3.1, 6.3.2 and 6.3.3 have been satisfied.

6.3.5The Company will have delivered to Parent a statement and notice in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such statement and notice form to the IRS on behalf of the Company upon Closing.

6.3.6The Company shall have taken all action necessary to terminate the Tax Benefits Plan effective immediately prior to the Effective Time or otherwise amend the Tax Benefits Plan such that no rights provided for in such plan are exercisable in connection with or following the transactions contemplated by this Agreement.

Article 7
TERMINATION, AMENDMENT AND WAIVER

7.1.Termination.  This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

89887722_19

150326672.16

7.1.1By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

7.1.2By either the Company or Parent, if the Company Stockholder Approval is not obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

7.1.3By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction issues an Order or takes any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order or other action has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1.3 will not be available to a party seeking to terminate this Agreement if such party has breached its obligations under this Agreement and such breach was a principal cause of such Order or Proceeding;

7.1.4By either the Company or Parent if the Effective Time has not occurred on or before May 25, 2021 (the “Outside Date”); provided, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1.4 if there has been any material breach by such party of its material representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date, as the case may be;

7.1.5By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board effects a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3.5 or 5.3.6 will not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1.5), (ii) the Company enters into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal, or (iii) the Company commits a Willful and Material breach of Section 5.3;

7.1.6By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board authorized the Company to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of this Agreement, to the extent permitted by and in accordance with the terms of Section 5.3.5; provided, that the Company will prior to or concurrently with, and as a condition of, such termination pay the Company Termination Fee to Parent pursuant to Section 7.3;

7.1.7By Parent, at any time prior to the Effective Time, if (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3.1 or 6.3.2 is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent will have delivered to the Company written notice of such breach, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3.1 and 6.3.2 prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such

89887722_19

150326672.16

written notice to the Company and such breach will not have been cured in all material respects; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1.7 if there has been any material breach by Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach has not been cured in all material respects.

7.1.8By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2.1 or 6.2.2 is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company will have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach has not been cured in all material respects; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1.8 if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such breach has not been cured in all material respects; or

7.1.9By the Company if (i) all of the conditions set forth in Section 6.1 or Section 6.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date), (ii) Parent fails to consummate the Transactions on the date required pursuant to Section 1.2, (iii) the Company has delivered an irrevocable written notice to Parent stating that the Company is ready and willing to consummate the Transactions subject to the satisfaction or waiver of all of the conditions set forth in Section 6.2 (other than conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date), and (iv) Parent fails to consummate the Transactions within three Business Days following the delivery of the irrevocable written notice delivered pursuant to subsection (iii) of this Section 7.1.9.

7.2.Effect of Termination.  In the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof will be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement will immediately become void and have no further force and effect (other than Section 5.2.2, Section 5.7, Section 5.11.3, Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8, each of which will survive termination of this Agreement), and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors or Representatives, except with respect to Section 5.2.2, Section 5.11.3, Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8; provided, that, subject to Section 7.3, Section 7.4 and Section 7.5, nothing herein will relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement.

89887722_19

150326672.16

7.3.Company Termination Fee.

7.3.1If this Agreement is terminated by Parent pursuant to Section 7.1.5 or the Company pursuant to Section 7.1.6, then the Company will pay to Parent or its designee (a) prior to or concurrently with, and as a condition of, such termination, in the case of a termination by the Company, or (b) within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee.  The “Company Termination Fee” means $5,560,000.

7.3.2If (x) this Agreement is terminated pursuant to (A) Section 7.1.2, (B) Section 7.1.4 or (C) Section 7.1.7, after the date hereof and, prior to the date of the Company Meeting, in the case of Section 7.1.2, or the termination, in the case of Section 7.1.4, or the breach, in the case of Section 7.1.7, an Acquisition Proposal has been made to the Company or to stockholders of the Company generally or becomes publicly known or any person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditioned and whether or not withdrawn), and (y) the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, or a transaction contemplated by an Acquisition Proposal is consummated, in each case within 12 months after such termination, then the Company will pay the Company Termination Fee to Parent or its designee concurrently with the consummation of such transaction.  For purposes of this Section 7.3.2, the term “Acquisition Proposal” has the meaning assigned to such term in Section 5.3.8, except that the references to “20%” will be deemed to be references to “50%”.

7.3.3If this Agreement is terminated by either Parent or the Company as provided in Section 7.1.2 or by the Parent or its designee as provided in Section 7.1.7 due to a Willful and Material Breach, then the Company shall pay to Parent or its designee, forthwith upon demand by Parent, up to 50% of the Expenses incurred by Parent, up to $2,500,000 in the aggregate. “Expenses” means all out-of-pocket expenses (including fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging or structuring the Transactions, including all costs and expenses related to the Debt Financing, and all fees of counsel, accountants, experts and consultants to Parent, and all printing and advertising expenses) incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the Transactions, including the Debt Financing, and any agreements relating thereto. If at the same time or after the Company has paid Expenses pursuant to this Section 7.3.3 the Company is obligated to pay the Company Termination Fee, the payment of Expenses shall reduce on a dollar for dollar basis the payment by the Company of the Company Termination Fee. Notwithstanding anything to the contrary contained in this Section 7.3.3 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement as provided in Section 7.1.7, Parent or its designee shall be entitled to receipt of any Expense reimbursement that would have been (or would have subsequently become) payable under this Section 7.3.3 had Parent terminated this Agreement at such time.

7.3.4All payments under this Section 7.3 will be made by wire transfer of immediately available funds to an account designated in writing by Parent or its designee, or in

89887722_19

150326672.16

the absence of such designation, an account established for the sole benefit of Parent or its designee.

7.3.5Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  For the avoidance of doubt, in no event will the Company be required to pay the Company Termination Fee on more than one occasion.

7.3.6In circumstances where the Company Termination Fee is payable in accordance with Section 7.3.1 or Section 7.3.2, other than with respect to a Willful and Material Breach of Section 5.3, Parent’s (or its designee’s) receipt of the Company Termination Fee and the reasonable, documented out-of-pocket expenses incurred by Parent in enforcing its right to receive the Company Termination Fee (if received) from or on behalf of the Company will be Parent’s (or its designee’s) and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person will have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  While Parent may pursue both a grant of specific performance or other equitable relief under Section 8.14 and the payment of monetary damages under Section 7.2 or the Company Termination Fee under Section 7.3, respectively, under no circumstances shall Parent (or its designee) be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Closing occurring and (ii) monetary damages or the payment of the Company Termination Fee in connection with this Agreement or any termination of this Agreement.

7.3.7Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent or its designee shall be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

7.4.Parent Termination Fee.

7.4.1The parties agree that if this Agreement is terminated by the Company pursuant to Section 7.1.8 due to a Willful and Material Breach or Section 7.1.9, then Parent will pay to the Company, within two Business Days following such termination, $11,120,000 (the “Parent Termination Fee”).

89887722_19

150326672.16

7.4.2All payments under this Section 7.4 will be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

7.4.3Each of the parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  For the avoidance of doubt, in no event will Parent be required to pay the Parent Termination Fee on more than one occasion.

7.4.4Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.14, the Company acknowledges and agrees that the Company’s right to terminate this Agreement and for the Company to receive (a) the Parent Termination Fee to the extent it is payable in accordance with Section 7.4.1, (b) the Reimbursement Obligation under Section 5.11.3, and (c) the reasonable, documented out-of-pocket expenses incurred by the Company in enforcing its right to receive such amounts (“Costs of Collection”), will be the Company Related Parties’ sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent, the Financing Sources, any other potential debt or equity financing source and any of their respective former, current or future Affiliates, direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person will have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Subject to Parent’s obligation (i) to pay (a) the Parent Termination Fee to the extent it is payable in accordance with Section 7.4.1, (b) the Reimbursement Obligation under Section 5.11.3 and (c) the Costs of Collection and (ii) under Section 8.14, none of the Parent Related Parties shall have any liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Guarantees, the Debt Commitment Letters, the Equity Commitment Letters or the Transactions, including for a breach of Section 1.2 as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Debt Commitment Letters or in respect of or therewith, and none of the Company, its Subsidiaries nor any other Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the Transactions or any oral representation made or alleged to be made in connection herewith.

7.4.5While the Company may pursue both a grant of specific performance or other equitable relief under Section 8.14 and, following termination of this Agreement, the payment of the Parent Termination Fee under Section 7.4 or reimbursement under Section 5.11, respectively, under no circumstances shall the Company be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Equity Financing being funded or the Closing occurring and (ii) monetary damages for the (a) the Parent Termination Fee to the extent it is payable in accordance with Section 7.4.1, (b) the Reimbursement Obligation under Section 5.11.3 and (c) the Costs of Collection in connection with this Agreement or any termination of this Agreement. Further, any amounts actually paid by or on behalf of Parent pursuant to Section

89887722_19

150326672.16

5.11 shall reduce the amount of the Parent Termination Fee on a dollar-for-dollar basis for all purposes under this Agreement.

7.5.Payments; Limitation on Recourse.

7.5.1Other than with respect to the right to seek specific performance of the Equity Commitment Letters to the extent permitted by and in accordance with the Equity Commitment Letters (any such claims under the Equity Commitment Letters, the “ECL Claims”), and recourse against the Guarantor under the Guarantee to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement.  Other than the ECL Claims and such recourse against the Guarantor under the Guarantee, no Company Related Party or Parent Related Party will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise.  Notwithstanding anything to the contrary contained in this Agreement, neither any party hereto nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders will have any direct rights or claims against any Financing Source (other than Parent and Merger Sub), in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

7.5.2Notwithstanding any provision of this Agreement to the contrary, under no circumstances will the collective monetary damages payable by Parent, Merger Sub and the other Parent Related Parties for breaches under this Agreement, the Guarantees and the ECL Claims exceed an amount equal to $12,970,000 plus the Costs of Collection (the “Parent Liability Limitation”).  In no event will any of the Company or any of its Affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (i) Parent, Merger Sub or the Guarantor, or (ii) the other Parent Related Parties, and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Debt Commitment Letter, the Guarantees (subject to the terms and conditions set forth therein) and the Equity Commitment Letters (subject to the terms and conditions set forth therein and in Section 8.14 of this Agreement).  In addition, notwithstanding anything to the contrary, in no event shall the Company be entitled to receive both the Parent Termination Fee pursuant to Section 7.4 and

89887722_19

150326672.16

monetary damages under any other provision of this Agreement other than reimbursement pursuant to Section 5.11, but subject to the Parent Liability Limitation.

7.6.Amendment.

7.6.1This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.6.2Notwithstanding anything to the contrary contained herein, Sections 7.5, 8.10 and 8.12 and this Section 7.6.2 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.5, 8.10 and 8.12 and this Section 7.6.2) may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

7.7.Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other with any of the agreements or covenants contained herein; provided, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders.  Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8
GENERAL PROVISIONS

8.1.Non-Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time except that this Section 8.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which will survive to the extent expressly provided for herein.

8.2.Fees and Expenses.  Subject to Section 7.2, all fees and expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same.

8.3.Notices.  Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (a) on the date delivered if delivered in Person (b) on the Business Day picked up if transmitted by national overnight courier or (c) on the date delivered if sent by email

89887722_19

150326672.16

(provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent, Merger Sub, or the Surviving Corporation:

c/o H.I.G. Capital, LLC H.I.G. Capital, LLC 600 Fifth Avenue, 22nd Floor New York, NY 10020 Attention: Phillip Wood-Smith Email: pwoodsmith@higcapital.com with a copy to (which copy will not constitute notice):

Ropes & Gray LLP 3 Embarcadero Center San Francisco, California 94111 Attention: Eric Issadore Email: eric.issadore@ropesgray.com

If to the Company (prior to Closing):

SMTC Corporation 425 North Drive Melbourne, Florida 32934 Attention: Steve Waszak Email: steve.waszak@smtc.com with a copy to (which copy will not constitute notice):

Perkins Coie LLP 1120 NW Couch Street, 10th Fl. Portland, Oregon 97209 Attention: Chris Hall and Kara Tatman Email: chall@perkinscoie.com Email: ktatman@perkinscoie.com

8.4.Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are not materially less restrictive as compared to those contained in the Confidentiality Agreement and that does not prohibit the Company from providing information to Parent in accordance with Section 5.3.  An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Third Party or prohibiting the Company satisfying its obligations hereunder or requiring the Company or its Subsidiaries to pay or reimburse the Third Party’s fees and expenses.

89887722_19

150326672.16

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“CARES Act”  means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letters.

“Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, policy, program, agreement or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option or other equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, commission, bonus or other incentive payments, employee loans, medical, retiree medical, vision, dental or other health benefits, life insurance, or fringe, or other employee benefits, in each case, (A) that is sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries for the benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, or (B) with respect to which the Company or any of its Subsidiaries has any liability (including contingent liability); provided, that the term “Company Benefit Plan” will not include any statutory plan, program or arrangement sponsored, maintained or administered by a Governmental Entity.

“Company ERISA Affiliate” means all Persons (whether or not incorporated) that would, at any relevant time, be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Material Adverse Effect” means any adverse change, event, effect, occurrence, state of facts or development (an “Effect”) that, individually or in the aggregate, taken alone or together with any other related or unrelated changes, effects, events, occurrences, states of facts or developments (i) has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents or materially impairs or delays

89887722_19

150326672.16

the consummation of the Merger or performance by the Company of any of its material obligations under this Agreement; provided, that Effects arising out of, resulting from or attributable to the following will not constitute or be deemed to contribute to a Company Material Adverse Effect, and will not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, pursuant to the foregoing clause (i), except that Effects with respect to clauses (a), (b) and (c) of the below will be so considered to the extent such Effect materially and disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, Information Privacy Laws, GAAP or the interpretation or enforcement thereof after the date of this Agreement, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), civil unrest, military action, sabotage or acts of terrorism), force majeure, calamities, changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, including continuation or escalation of the COVID-19 pandemic or orders issued by a Governmental Entity in response to the COVID-19 pandemic, (d) any actions taken, or not taken, by the Company or any of its Subsidiaries with the consent, waiver or at the request of the Parent or its Affiliates or any action taken to the extent expressly required by this Agreement (other than its obligations set forth in Section 5.1) (provided that this clause (d) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 3.6), (e) the negotiation, announcement, pendency or consummation of this Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees, including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners (other than any action or omission in violation of the Company’s obligations under its obligations set forth in Section 5.1 or Section 5.7), (f) any Proceeding relating to this Agreement or the Transactions, (g) changes in the trading price or trading volume of Shares or any suspension of trading (provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (h) the availability or cost of equity, debt or other financing for the Transaction, (i) any matters disclosed in the Company Disclosure Letter or the Filed Company SEC Documents; or (j) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

“Company Material Intellectual Property” means (i) the Company Owned Intellectual Property and (ii) Intellectual Property licensed to the Company or any of its Subsidiaries, in each case that is material to the business of the Company and its Subsidiaries, including the Intellectual Property listed on Section 3.17.1 of the Company Disclosure Letter.

89887722_19

150326672.16

“Company Owned Intellectual Property” means Intellectual Property that is owned by or purported to be owned by the Company or any of its Subsidiaries, including the Intellectual Property listed on Section 3.17.1 of the Company Disclosure Letter.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust Laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other binding legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject, in each case with respect to which there are continuing rights, liabilities or obligations, and whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Credit Facilities” means: (i) that certain Amended and Restated Revolving Credit and Security Agreement, dated as of November 8, 2018, among SMTC Corporation (together with each additional Borrower (as defined therein)), the Lenders party thereto, and PNC Bank, National Association, as amended, restated, supplemented or modified from time to time and (ii) that certain Financing Agreement, dated as of November 8, 2018, among SMTC Corporation (together with each Borrower (as defined therein)), the Lenders from time to time party thereto, TCW Asset Management Company LLC, as administrative agent for the lenders, and TCW Asset Management Company LLC, as collateral agent for the Lenders, as amended, restated, supplemented or modified from time to time.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, together with any related fee letter, engagement letter or other agreement, in each case, as amended, supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the Merger Consideration.

“Debt Fee Letter” means any fee letter executed in connection with the Debt Commitment Letter, as amended, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with this Agreement.

89887722_19

150326672.16

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter and the Debt Fee Letter, or any other senior secured term loan debt to be obtained by the Parent for the purpose of financing, in part, the transactions contemplated hereby.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including: (i) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (ii) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; (iii) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (iv) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Financing Sources.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or written notice by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but will not include any claims relating to products liability.

“Environmental Laws” means any and all federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the workplace.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization issued, made or obtained under any applicable Environmental Law.

“Equipment Leases” means (i) that certain Equipment Finance Agreement by and between MC Test Service, Inc. d/b/a MC Assembly and Axis Capital Inc. dated January 21, 2015; (ii) that certain Master Lease Agreement by and between M C Test Service, Inc. and Mazuma Capital Corp. dated March 31, 2020; and (iii) that certain Master Lease Agreement by and between SMTC Corporation and AVT California, L.P. dated August 20, 2020.

“Equity Commitment Letters” means the equity financing commitment letters, dated as of the date hereof, between Parent and the investment funds named therein, naming Company as an express third party beneficiary and pursuant to which such investment funds have committed to invest or cause to be invested in the equity capital of Parent the amounts set forth therein for the purposes of financing the Transactions, including a portion of the Merger Consideration.

89887722_19

150326672.16

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letters.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, phantom stock, stock appreciation right, profit participation, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officers” mean those officers considered by the Company to be executive officers within the meaning of Rule 3b-7 under the Exchange Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“FDA Laws” mean (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. Section 321 et seq.), (b) the Public Health Service Act of 1944, and (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, those requirements related to establishment registration, device listing, premarket submissions, Quality System Regulation at 21 C.F.R. Part 820, labeling, advertising, record-keeping, device importation and exportation, adverse event and malfunction reporting and reporting of corrections and removals and all comparable state, federal or foreign Laws relating to any of the foregoing.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Failure Event” means all or any portion of the Debt Financing becoming unavailable on the terms and conditions (including the “flex” provisions of the Debt Fee Letter) set forth in the Debt Commitment Letter.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financing (other than the Equity Financing) in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and their Affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing and their respective successors and assigns.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” means any prime contract, subcontract, purchase order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and (i)  any Governmental Entity; (ii) any

89887722_19

150326672.16

prime contractor or higher tier subcontractor of a Governmental Entity in its capacity as a prime contractor or higher tier subcontractor; or (iii) any lower tier subcontractor with respect to any Government contract of a type described in (i) or (ii) above, on the other hand.  A task or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Contract Bid” means any active offer, proposal, or quote for goods or services which, if accepted, would result in a Government Contract.

“Government Official” means any officer or employee of any Governmental Entity or instrumentality thereof, or of any public international organization, any political party, or candidate for political office, or any person acting in an official capacity for or on behalf of any such entity or individual.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, or any mediator, arbitrator or arbitral body.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, reactive, corrosive, ignitable, otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, and without duplication, all liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contracts, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) for the capitalized liability under all capital or finance leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contracts relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contracts is terminated at the Closing, and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Information Privacy Laws” means any Laws or Orders pertaining to privacy, security, data protection or data transfer, including all privacy and security breach disclosure Laws that are applicable to the Company and its Subsidiaries including (to the extent applicable to the Company’s or its Subsidiaries’ business) Canada’s Personal Information Protection and Electronic Documents Act, the California Consumer Privacy Act, the Telephone Consumer Protection Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, Hong Kong’s Personal Data (Privacy) Ordinance, Mexico’s Federal Data Protection Law, the Card Association

89887722_19

150326672.16

Rules and any U.S. Laws concerning requirements call or electronic monitoring or recording or any outbound marketing communications (including outbound calling and text messaging, telemarketing, and email marketing).

“Intellectual Property” means all rights and interests in and to all intellectual property rights of every kind and nature however denominated, in any jurisdiction throughout the world, including all: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, registration rights in social media accounts and handles, Internet domain names and corporate names (whether or not registered), and other indicia of origin, all applications and registrations in connection therewith, and all the goodwill associated therewith; (iii) all copyrights (whether or not published), and all applications and registrations in connection therewith, including moral rights; (iv) intellectual property rights in Software Programs or other technology; (v) rights in mask works and industrial designs, and all applications and registrations in connection therewith; (vi) trade secret rights and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data); and (vii) any registrations, applications or rights arising under Law relating to any of the foregoing.

“International Trade Laws” means any applicable: (i) Sanctions; (ii) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4 of the Company Disclosure Letter; and (ii) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub.

“Law” means any applicable national, provincial, state, municipal and local laws, statutes, common law rulings, treaties, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, whether foreign, multi-national, or domestic.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, restriction on transfer, or option in respect of such property, equity interest or asset.

89887722_19

150326672.16

“Malicious Code” means any “virus,” “worm,” “time bomb,” “key-lock,” “back door,” “drop dead device,” “Trojan horse,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or malware or any other code designed or intended to have, any of the following functions: disrupting, disabling, harming, encrypting, or otherwise impeding in any manner the operation of, or providing unauthorized access to, data, Software Programs, a computer system or network or other device on which such code is stored or installed.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property rights granted by the Company or its Subsidiaries in the ordinary course of business consistent with past practices, (d)(i) applicable building, zoning and land use regulations, and (ii) other imperfections or irregularities in title, charges, restrictions and other encumbrances that do not materially detract from the use of the Company Real Property to which they relate, and (e) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means any data or information relating to an identified or identifiable natural individual and any other data and subject to applicable Information Privacy Laws.

“Proceedings” means all actions, suits, claims, litigation, charges, complaints, examinations, hearings, petitions, suits, arbitrations, audits, investigations, mediations or proceedings, in each case, by or before any Governmental Entity, whether civil, criminal, administrative or otherwise, in law or in equity.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data that constitute processing under applicable Information Privacy Laws or applicable Company or Subsidiaries’ privacy policies.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders.

89887722_19

150326672.16

“Release,” when used in the context of Environmental Law, means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into the environment, including any soil, sediment, subsurface strata, surface water, groundwater, or ambient air.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, attorneys, consultants, legal counsel, investment bankers, advisors, agents, Financing Sources and other representatives.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Entities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity.

“Sanctions Target” means any Person: (i) that is the subject or target of any Sanctions; (ii) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity; (iii) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (iv) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(iii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, acquisition of, or access to Personal Data transmitted, stored or otherwise Processed; (ii) unauthorized or unlawful Processing, sale, or rental of Personal Data; or (iii) other act or omission that compromises the security, integrity, or confidentiality of Personal Data.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all firmware and software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or

89887722_19

150326672.16

other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any Tax report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Tax” or “Taxes” means all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax, including income, franchise, windfall or other profits, gross receipts, real property, personal property, escheat or unclaimed property, sales, use, goods and services, net worth, capital stock, business license, occupation, customs duties, alternative or add-on minimum, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added and gains tax, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing, in each case, whether disputed or not.

“Third Party” will mean any Person other than Parent, Merger Sub and their respective Affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Union” means a labor union or other employee representative body.

“Willful and Material Breach” means, with respect to any covenant or agreement of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such covenant or agreement that the breaching party intentionally takes (or fails to take) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such covenant or agreement.

8.5.Terms Defined Elsewhere.

“Agreement”	Preamble
“Book-Entry Shares”	Section 2.2.2.2
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2.2.1
“Change of Board Recommendation”	Section 5.3.2
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3.2
“Company Bylaws”	Section 3.1
“Company Charter”	Section 3.1
“Company Disclosure Letter”	Article 3

89887722_19

150326672.16

“Company Equity Plans”	Section 2.4.4
“Company Lease Agreement”	Section 3.16.1.6
“Company Leased Real Property”	Section 3.14.2
“Company Material Contracts”	Section 3.16.2
“Company Meeting”	Section 5.4.2
“Company Option”	Section 2.4.1
“Company Owned Real Property”	Section 3.14.1
“Company Preferred Stock”	Section 3.2.1
“Company Real Property”	Section 3.14.3
“Company Related Parties”	Section 7.3.6
“Company Registered Intellectual Property”	Section 3.17.1
“Company Representatives”	Section 5.11.1
“Company RSU”	Section 2.4.2
“Company SEC Documents”	Section 3.5.1
“Company Stockholder Approval”	Section 3.3.3
“Company Termination Fee”	Section 7.3.1
“Company Warrant”	Section 2.5
“Confidentiality Agreement”	Section 5.2.2
“Continuing Employee”	Section 5.8.1
“Costs of Collection”	Section 7.4.4
“D&O Insurance”	Section 5.9.3
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“ECL Claims”	Section 7.5.1
“Effect”	Section 8.4
“Effective Time”	Section 1.3
“Filed Company SEC Documents”	Article 3
“Filed Company SEC Financial Statements”	Section 3.5.3
“Guarantor”	Recitals
“Guarantee”	Recitals
“Indemnitee”	Section 5.9.1
“Material Customers”	Section 3.16.1.2
“Material Suppliers”	Section 3.16.1.1
“Maximum Premium”	Section 5.9.3
“Merger”	Recitals
“Merger Consideration”	Section 2.1.1
“Merger Sub”	Preamble
“Notice Period”	Section 5.3.5
“Outside Date”	Section 7.1.4
“Parent”	Preamble
“Parent Disclosure Letter”	Article 4
“Parent Subsidiary”	Section 4.3.1
“Parent Termination Fee”	Section 7.4.1
“Paying Agent”	Section 2.2.1
“Permits”	Section 3.10

89887722_19

150326672.16

“Proposed Changed Terms”	Section 5.3.5.2
“Rollover Agreement” “Rollover Shares” “Shares”	Recitals Recitals Recitals
“SOX”	Section 3.5.4
“Superior Proposal”	Section 5.3.8.3
“Surviving Corporation”	Section 1.1
“Takeover Laws”	Section 3.3.2
“Tax Benefit Plan”	Recitals
“Transactions”	Section 1.1
“Vested Company Option”	Section 2.4.1
“Vested Company RSU”	Section 2.4.2
“Voting Agreement”	Recitals

8.6.Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7.Severability.  If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.  Notwithstanding anything to the contrary, this Section 8.7 shall not apply to Section 7.3 (Company Termination Fee), Section 7.4 (Parent Termination Fee) or Section 7.5 (Payments, Limitation on Recourse).

8.8.Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Letter and Company Disclosure Letter, the Guarantees and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9.Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent will be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Company with

89887722_19

150326672.16

reasonable advance written notice thereof, in which event all references to Merger Sub in this Agreement will be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement will be deemed representations and warranties made with respect to such other wholly owned Subsidiary; provided further, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part from time to time, to (a) any parties providing Debt Financing pursuant to the terms thereof (including for the purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Debt Financing) at any time, (b) one or more Affiliates (provided that no such assignment will relieve Parent or Merger Sub of any of its obligations hereunder), and (c) after the Effective Time, to any Person.

8.10.No Third-Party Beneficiaries.  This Agreement will be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Financing Sources will be express third party beneficiaries of and have the right to enforce Sections 7.5, 7.6.2, 8.10 and 8.12; provided further, that the Parent Related Parties will be express third party beneficiaries of and have the right to enforce Sections 7.4.3 and 7.5.

8.11.Mutual Drafting; Interpretation.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

8.12.Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

8.12.1This Agreement and all claims and causes of action arising in connection herewith will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

89887722_19

150326672.16

8.12.2Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court.  Each of the parties agrees that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

8.12.3EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.

8.12.4Notwithstanding anything herein to the contrary, each party agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby will be brought exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.3 will be effective service of process against it for any such action brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of,

89887722_19

150326672.16

and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that the Laws of the State of New York will govern any such Proceeding and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.12.3.

8.13.Counterparts.  This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement will become effective when each party hereto will have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile will be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14.Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, subject to Section 7.4.5 and the following proviso, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at Law or in equity.  Each of the parties hereto further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.  The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled; provided, that in no event shall the Company be entitled to both the receipt of the Parent Termination Fee and specific performance.  Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Company shall only be entitled to injunctive relief, specific performance or other equitable relief to enforce specifically the obligations of Parent and Merger Sub to consummate the Closing and for the investment funds named in the Equity Commitment Letters to fund the Equity Financing if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing so long as such conditions will be satisfied at Closing), (ii) Parent has failed to consummate the Merger on the date the Closing should have occurred pursuant to Section 1.2, (iii) the Company has given Parent written notice irrevocably confirming that, if Parent and Merger Sub specifically perform their respective obligations hereunder and the Debt Financing is funded, the Closing will occur and the Company will consummate the Transactions at the Closing and (iv) the proceeds of the Debt Financing have been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter if the Equity Financing is funded and the Closing will occur substantially concurrently with the Debt Financing being funded.

[Signature page follows]

89887722_19

150326672.16

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

EMS Silver INc.

By:	/s/ Phillip Wood-Smith
Name: Phillip Wood-Smith
Title: President

Merger Sub:

EMS Silver Merger Sub Inc.

By:	/s/ Phillip Wood-Smith
Name: Phillip Wood-Smith
Title: President

[Signature Page to Agreement and Plan of Merger]

89887722_19

150326672.16

The Company:

SMTC CORPORATION

By:	/s/ Edward Smith
Name: Edward Smith
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

89887722_19

150326672.16

Exhibit A

(See attached.)

90898579_3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMTC CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is SMTC Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

90898579_3

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

1.

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

2.The Corporation shall, to the maximum extent permitted under the DGCL and except as set forth below, indemnify, hold harmless and, upon request, advance expenses to each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (any such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the

90898579_3

Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

3.Notwithstanding any other provisions, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholder or disinterested directors, or arrangement to the contrary, the Corporation shall advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article.  Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

4.No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

5.The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

90898579_3

6.The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

7.Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

8.Neither any amendment or repeal of any Section of this ARTICLE VIII, nor the adoption of any provision of this Certificate inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

90898579_3